UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 19, 2006
Service Corporation International

(Exact name of registrant as specified in its charter)

Texas	1-6402-1	74-1488375

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1929 Allen Parkway Houston, Texas	77019

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (713) 522-5141

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

SIGNATURES
Press Release

Item 7.01 Regulation FD Disclosure.
A. INTRODUCTION
On September 19, 2006, Service Corporation International (the “Company”) issued a press release announcing that it is commencing a private offering of $250 million aggregate principal amount of unsecured Senior Notes due 2014 and $250 million aggregate principal amount of unsecured Senior Notes due 2018 (the “Offering”). The full text of the press release is attached hereto as Exhibit 99.1. The Company intends to use the net proceeds from the Offering, together with available cash and other financings, to consummate the acquisition of Alderwoods Group, Inc. (“Alderwoods”) and refinance certain other indebtedness.
The information contained in Item 7.01 of this Current Report on Form 8-K, including the exhibit hereto, is neither an offer to sell nor a solicitation of an offer to purchase any of the securities in the Offering or any other securities of the Company. Any securities to be offered by the Company, in the Offering or in separate financings concurrent with the Offering, will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.
The information in Item 7.01 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
B. SUPPLEMENTAL INFORMATION
The following is certain information that will be disclosed by the Company in connection with the Offering.

(1) Summary Historical and Unaudited Pro Forma Combined Financial Information

SCI

The following tables set forth SCI’s summary historical financial information and other data for the periods ended and at the dates indicated below. SCI’s summary historical financial information for the fiscal years 2003, 2004 and 2005 has been derived from SCI’s audited annual financial statements. The summary historical financial information for the six month periods ended June 30, 2005 and 2006 has been derived from SCI’s unaudited interim financial statements, which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of that information for such unaudited interim periods. The financial information presented for the interim periods has been prepared in a manner consistent with the accounting policies of SCI, and should be read in conjunction therewith. Operating results for interim periods are not necessarily indicative of the results that may be expected for the full year period.

The summary historical financial information should be read in conjunction with the sections entitled “Capitalization,” “Unaudited Pro Forma Combined Financial Information,” and “Portions of Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

In August 2006, SCI restated its previously issued consolidated financial statements as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, as well as its unaudited quarterly financial data for each of the interim periods of 2005 and 2004. The restatement corrected errors related to (1) the miscalculation of SCI’s actuarially determined pension benefit obligation, (2) the accounting for certain leases related to funeral home properties which were previously accounted for as operating leases but should have been accounted for as capital leases, and (3) other out-of-period adjustments previously identified by SCI but deemed to be not material either individually or in the aggregate. For additional information regarding the restatement, see note two to SCI’s annual financial statements and note two to SCI’s interim financial statements.

	Year ended December 31,			Six months ended June 30,
	2003	2004	2005	2005
(Dollars in thousands)	(restated)	(restated)	(restated)	(restated)	2006

Statement of operations data:
Revenues	$2,313,177	$1,831,225	$1,715,737	$879,284	$873,143
Costs and expenses	(1,956,967)	(1,501,211)	(1,417,592)	(708,440)	(702,399)

Gross profit	356,210	330,014	298,145	170,844	170,744
General and administrative expenses	(178,127)	(130,884)	(84,834)	(42,192)	(42,929)
Gain (loss) on dispositions and impairment charges—net(1)	50,677	25,797	(26,093)	(1,213)	(7,391)
Other operating expense(2)	(9,004)	–	–	–	–

Operating income	219,756	224,927	187,218	127,439	120,424
Interest expense	(139,964)	(119,293)	(103,733)	(51,229)	(53,337)
Interest income	6,215	13,453	16,706	7,950	12,763
Gain (loss) on early extinguishment of debt—net	1,315	(16,770)	(14,258)	(14,258)	–
Other income (expense)—net(3)	8,345	9,703	2,774	(637)	4,046

Income from continuing operations before income taxes and cumulative effect of accounting changes	95,667	112,020	88,707	69,265	83,896
(Provision) benefit for income taxes	(26,402)	7,650	(33,233)	(27,073)	(31,282)

Income from continuing operations before cumulative effect of accounting changes	69,265	119,670	55,474	42,192	52,614
Income (loss) from discontinued operations(4)	15,809	41,584	4,123	4,288	(238)
Cumulative effect of accounting changes(5)	–	(50,593)	(187,538)	(187,538)	–

Net income (loss)	$85,074	$110,661	$(127,941)	$(141,058)	$52,376

	Year ended December 31,			Six months ended June 30,
(Dollars in thousands)	2003	2004	2005	2005	2006

	(restated)	(restated)	(restated)	(restated)

Financial and other data:
EBITDA (as defined)(6)	$381,622	$353,002	$252,831	$150,065	$173,996
Adjusted EBITDA (as defined)(6)	295,233	297,568	321,612	179,839	181,387
Capital expenditures	115,471	95,619	99,416	43,752	40,547
Depreciation and amortization(7)	152,206	135,142	77,097	37,521	49,526
Net cash provided by operating activities	374,259	94,156	312,852	190,428	151,603
Net cash (used in) provided by investing activities	(37,422)	289,524	171,015	33,595	(6,698)
Net cash used in financing activities	(300,300)	(335,986)	(326,385)	(191,713)	(64,601)

As of June 30,
(Dollars in thousands)	2006

Balance sheet data:
Cash and cash equivalents	$529,171
Working capital(8)	438,990
Total assets	7,670,700
Total debt (including current maturities)	1,295,677
Stockholders’ equity	1,608,858

(1)	Gain (loss) on dispositions and impairment charges-net represents gains and losses recognized in connection with the disposition of non-strategic funeral and cemetery businesses in North America in all periods presented. Fiscal 2005 also includes the release of $15.6 million in indemnification liabilities primarily related to the 2004 sale of operations in France and the 2002 sale of operations in the United Kingdom. Fiscal 2004 includes a $41.2 million gain from the sale of debt and equity holdings in the United Kingdom and a $6.4 million gain from the disposition of operations in France. Fiscal 2003 includes a $50.7 million gain from the sale of equity holdings in Australia and Spain.

(2)	Other operating expense primarily represents severance costs for former employees.

(3)	Other income (expense) includes cash overrides received from a third party insurance provider, surety bond premium costs, and gains and losses related to foreign currency transactions in all periods presented. Additionally, the first half of fiscal 2006 includes a favorable adjustment to SCI’s allowance on notes receivable.

(4)	Income (loss) from discontinued operations consists of results from operations in South America.

(5)	Cumulative effect of accounting changes includes (i) a change in accounting for direct selling costs related to the acquisition of preneed funeral and preneed cemetery contracts effective January 1, 2005, (ii) implementation of FIN 46R effective March 31, 2004, and (iii) a change in accounting for gains and losses on pension plan assets and obligations effective January 1, 2004.

(6)	As used in this table, “EBITDA” represents income from continuing operations before cumulative effect of accounting changes plus (i) provision (benefit) for income taxes, (ii) interest expense, and (iii) depreciation and amortization less (iv) interest income.

“Adjusted EBITDA” presented in this table represents EBITDA further adjusted to reflect the impact of (i) gains and losses on dispositions and impairment charges in all periods presented, (ii) other operating expense primarily representing severance costs for former employees, (iii) gains and losses on the early extinguishment of debt in the years ended December 31, 2003, 2004 and 2005 and in the six months ended June 30, 2005, (iv) an adjustment for capital leases in the years ended December 31, 2003, 2004 and 2005 and in the six months ended June 30, 2005 (described in note (a) below), and (v) an adjustment for proceed selling costs in the years ended December 31, 2003 and 2004 (described in note (b) below).

SCI believes EBITDA and Adjusted EBITDA facilitate company to company performance comparisons by removing potential differences caused by variations in capital structure (affecting interest expense), taxation and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to general performance or liquidity. SCI’s calculations of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled measures of other companies.

EBITDA and Adjusted EBITDA are not measures of performance or liquidity under accounting principles generally accepted in the United States (“GAAP”) and should not be used in isolation or as a substitute for net income (loss), cash flows from operating activities or other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity.

SCI has included information concerning EBITDA and Adjusted EBITDA as performance-based analytical tools and you should not consider these measures in isolation, or as a substitute for analysis of SCI’s results as reported under GAAP. Some of these limitations are:

• EBITDA and Adjusted EBITDA do not reflect SCI’s current cash expenditure requirements, or future requirements, for capital expenditures or contractual commitments;

• EBITDA and Adjusted EBITDA do not reflect the changes in, or cash requirements for, SCI’s working capital needs;

• EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on SCI’s debt;

• Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacement; and

• SCI’s measure of EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Because of these limitations, EBITDA should not be considered as discretionary cash available to SCI to reinvest in the growth of its business or as a measure of cash that will be available to SCI to meet its obligations. You should compensate for these limitations by relying primarily on SCI’s GAAP results and using EBITDA only supplementally.

The following table provides a reconciliation from income from continuing operations before cumulative effect of accounting changes to EBITDA and Adjusted EBITDA for the periods indicated:

	Year ended December 31,			Six months ended June 30,
(Dollars in thousands)	2003	2004	2005	2005	2006

Income from continuing operations before cumulative effect of accounting changes	$69,265	$119,670	$55,474	$42,192	$52,614
Provision (benefit) for income taxes	26,402	(7,650)	33,233	27,073	31,282
Interest expense	139,964	119,293	103,733	51,229	53,337
Interest income	(6,215)	(13,453)	(16,706)	(7,950)	(12,763)
Depreciation and amortization	152,206	135,142	77,097	37,521	49,526

EBITDA	$381,622	$353,002	$252,831	$150,065	$173,996
(Gain) loss on dispositions and impairment charges—net	(50,677)	(25,797)	26,093	1,213	7,391
Other operating expense	9,004	–	–	–	–
(Gain) loss on early extinguishment of debt—net	(1,315)	16,770	14,258	14,258	–
Adjustment for capital leases(a)	24,652	27,151	28,430	14,303	–
Adjustment for preneed selling costs(b)	(68,053)	(73,558)	–	–	–

Adjusted EBITDA	$295,233	$297,568	$321,612	$179,839	$181,387

(a)	Adjustment for capital leases represents the operating lease expense for certain leased transportation equipment. The terms of these leases were amended in 2006 and, based on these amendments, the leases are now classified as capital leases.

(b)	Effective January 1, 2005, SCI changed its method of accounting for direct selling costs related to the acquisition of preneed funeral and preneed cemetery contracts. The adjustment for preneed selling costs in the respective periods represents the selling costs previously deferred but which are now expensed under SCI’s current accounting policy.

(7)	Depreciation and amortization expense for the years ended December 31, 2003, 2004 and 2005 exclude the amortization of deferred loan costs of $9.2 million, $10.0 million, and $10.8 million, respectively, which are included in the statement of cash flows for these periods. Depreciation and amortization expense includes stock compensation expense for all periods, including $1.0 million and $3.9 million for the six months ended June 30, 2005 and 2006, respectively, which were shown as a separate line item on the statement of cash flows for these periods.

(8)	Working capital represents current assets less current liabilities.

Alderwoods

Alderwoods’ fiscal year ends on the Saturday nearest to December 31 in each year (whether before or after such date). Alderwoods’ first and second fiscal quarters each consist of 12 weeks and its third fiscal quarter consists of 16 weeks. In order to cause Alderwoods’ fourth fiscal quarter to end on the same day as the fiscal year, its fourth fiscal quarter consists of 13 weeks rather than 12 weeks in certain years. Therefore, this current report includes Alderwoods’ annual financial statements as of and for the fifty-two weeks ended December 31, 2005, the fifty-two weeks ended January 1, 2005, and the fifty-three weeks ended January 3, 2004, and its interim financial statements as of and for the twenty-four weeks ended June 17, 2006 and June 18, 2005.

The following tables set forth Alderwoods’ summary historical financial information and other data for the periods ended and at the dates indicated below. Alderwoods’ summary historical financial information for fiscal 2003, 2004 and 2005 has been derived from Alderwoods’ audited annual financial statements. The summary historical information for the twenty-four weeks ended June 17, 2006 and June 18, 2005 has been derived from Alderwoods’ unaudited interim financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of that information for such unaudited interim periods. The financial information presented for the interim periods has been prepared on a basis consistent with the accounting policies of Alderwoods, and should be read in conjunction therewith. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the full fiscal year or for any other interim period.

The summary historical financial information should be read in conjunction with the sections entitled “Capitalization,” “Unaudited Pro Forma Combined Financial Information,” and “Portions of Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with the consolidated financial statements of Alderwoods and related notes.

	53 weeks ended	52 weeks ended	52 weeks ended	24 weeks ended
	January 3,	January 1,	December 31,	June 18,	June 17,
(Dollars in thousands)	2004	2005	2005	2005	2006

Statement of operations data:
Revenue	$720,762	$717,111	$748,914	$360,663	$354,261
Costs and expenses	(576,869)	(592,206)	(634,395)	(296,171)	(295,410)

Gross profit	143,893	124,905	114,519	64,492	58,851
General and administrative expenses	(56,281)	(51,218)	(42,815)	(12,346)	(32,557)
(Provision) benefit for asset impairment	(5,229)	(1,787)	1,379	1,627	–

Income from operations	82,383	71,900	73,083	53,773	26,294
Interest on long-term debt and refinancing costs	(76,453)	(78,079)	(30,069)	(14,528)	(12,949)
Other (expense) income—net(1)	(4,056)	1,162	4,662	5,843	(129)

Income (loss) before income taxes	1,874	(5,017)	47,676	45,088	13,216
Income taxes	6,485	1,453	(4,815)	(18,193)	(7,318)

Net income (loss) from continuing operations	8,359	(3,564)	42,861	26,895	5,898
Net income (loss) from discontinued operations(2)	2,448	12,913	(1,678)	(1,678)	–
Cumulative effect of change in accounting principle(3)	–	–	–	–	(1,242)

Net income	$10,807	$9,349	$41,183	$25,217	$4,656

	53 weeks ended	52 weeks ended	52 weeks ended	24 weeks ended
	January 3,	January 1,	December 31,	June 18,	June 17,
(Dollars in thousands)	2004	2005	2005	2005	2006

Financial and other data:
EBITDA (as defined)(4)	$118,549	$115,155	$122,343	$80,711	$47,027
Adjusted EBITDA (as defined)(4)	124,834	113,413	104,200	61,837	49,907
Capital expenditures	25,202	37,183	42,510	16,314	9,473
Depreciation and amortization(5)	40,222	42,093	44,598	21,095	20,862
Net cash provided by operating activities	155,775	119,589	146,833	70,340	40,324
Net cash (used in) provided by investing activities	(29,713)	41,126	(61,045)	(14,990)	(24,925)
Net cash used in financing activities	(130,562)	(192,948)	(87,712)	(52,739)	(14,454)

As of June 17,
(Dollars in thousands)	2006

Balance sheet data:
Cash and cash equivalents	$8,400
Working capital(6)	(33,004)
Total assets	2,280,789
Total debt (including current maturities)	358,229
Stockholders’ equity	598,162

(1)	Other (expense) income — net consists primarily of gains and losses recognized in connection with the sale of excess property in North America in all periods presented.

(2)	Net income (loss) from discontinued operations consists of results from operations, impairment charges and gains and losses from sales of funeral and cemetery locations and additionally, in 2004, the results from operations and sale of a non-strategic insurance subsidiary.

(3)	Cumulative effect of change in accounting principle in the first half of 2006 is due to the implementation of FAS 123R.

(4)	As used in this table, “EBITDA” represents net income (loss) from continuing operations plus (i) income taxes, (ii) interest on long-term debt and refinancing costs, and (iii) depreciation and amortization.

“Adjusted EBITDA” presented in this table represents EBITDA further adjusted to reflect the impact of (i) provision for asset impairment charges for fiscal 2003, 2004 and 2005 as well as the 24 weeks ended June 18, 2005, (ii) gain or loss on dispositions, (iii) one-time gains in general and administrative expenses in fiscal 2005 and the 24 weeks ended June 18, 2005, and (iv) legal expenses related to the acquisition in the 24 weeks ended June 17, 2006.

We believe EBITDA and Adjusted EBITDA facilitate company to company performance comparisons by removing potential differences caused by variations in capital structure (affecting interest expense), taxation and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to general performance or liquidity. Alderwoods’ calculations of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled measures of other companies.

EBITDA and Adjusted EBITDA are not measures of performance or liquidity under GAAP and should not be used in isolation or as a substitute for net income (loss), cash flows from operating activities or other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity.

We have included information concerning EBITDA and Adjusted EBITDA as performance-based analytical tools and you should not consider these measures in isolation, or as a substitute for analysis of Alderwoods’ results as reported under GAAP. Some of these limitations are:

• EBITDA and Adjusted EBITDA do not reflect Alderwoods’ current cash expenditure requirements, or future requirements, for capital expenditures or contractual commitments;

• EBITDA and Adjusted EBITDA do not reflect the changes in, or cash requirements for, Alderwoods’ working capital needs;

• EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on Alderwoods’ debt;

• Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacement; and

• Alderwoods’ measure of EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Because of these limitations, EBITDA should not be considered as discretionary cash available to Alderwoods to reinvest in the growth of its business or as a measure of cash that will be available to Alderwoods to meet its obligations. You should compensate for these limitations by relying primarily on Alderwoods’ GAAP results and using EBITDA only supplementally.

The following table provides a reconciliation from net income (loss) from continuing operations to EBITDA and Adjusted EBITDA for the periods indicated:

	53 weeks ended	52 weeks ended	52 weeks ended	24 weeks ended
	January 3,	January 1,	December 31,	June 18,	June 17,
(Dollars in thousands)	2004	2005	2005	2005	2006

Net income (loss) from continuing operations	$8,359	$(3,564)	$42,861	$26,895	$5,898
Income taxes	(6,485)	(1,453)	4,815	18,193	7,318
Interest on long-term debt and refinancing costs	76,453	78,079	30,069	14,528	12,949
Depreciation and amortization	40,222	42,093	44,598	21,095	20,862

EBITDA	$118,549	$115,155	$122,343	$80,711	$47,027
Adjustments:
Provision (benefit) for asset impairment	5,229	1,787	(1,379)	(1,627)	–
(Gain) loss on dispositions(a)	1,056	(3,529)	(4,964)	(5,447)	80
One-time gains in general and administrative expenses(b)	—	—	(11,800)	(11,800)	—
Legal expenses related to the acquisition	—	—	—	—	2,800

Adjusted EBITDA	$124,834	$113,413	$104,200	$61,837	$49,907

(a)	Gain or loss on dispositions is included in other (expense) income — net.

(b)	One-time gains in general and administrative expenses primarily relate to the recovery of a corporate receivable that was previously fully reserved.

(5)	Depreciation and amortization expense for the twenty-four weeks ended June 17, 2006 includes stock compensation expense of $1.6 million, which was shown as a separate line item on the statement of cash flows.

(6)	Working capital represents current assets less current liabilities.

Pro forma combined

The pro forma information set forth below gives effect to the transactions as described under “Unaudited Pro Forma Combined Financial Information”, including the Offering and the application of the net proceeds therefrom, as if they had occurred on January 1, 2005, for statement of operations purposes and June 30, 2006, for balance sheet purposes. We have derived the pro forma combined financial data for the twelve months ended June 30, 2006, by calculating the historical consolidated financial data for the year ended December 31, 2005 for SCI and for the fifty-two weeks ended December 31, 2005 for Alderwoods, less the historical consolidated financial data for the six months ended June 30, 2005 for SCI and the twenty-four weeks ended June 18, 2005 for Alderwoods, plus the historical consolidated financial data for the six months ended June 30, 2006 for SCI and the twenty-four weeks ended June 17, 2006 for Alderwoods, and then applying pro forma adjustments to give effect to the transactions. Pro forma information as of or for the period ended June 30, 2006 reflects financial information for Alderwoods as of or for the period ended June 17, 2006, with no adjustments for the differences in dates. The pro forma information is unaudited, is for informational purposes only and is not necessarily indicative of what our financial position or results of operations would have been had the transactions been completed as of the dates indicated and does not purport to represent what our financial position or results of operations might be for any future period. Certain line items have been reclassified to conform to SCI’s presentation.

For purposes of this pro forma information, the assets to be sold pursuant to the divestitures as described under “Unaudited Pro Forma Combined Financial Information” have been reclassified on the pro forma balance sheet as assets held for sale and the results of operations of these assets have been eliminated from the pro forma statement of operations. No pro forma adjustments have been made to reflect any anticipated gain or loss from the divestitures and no adjustment has been made to reflect any earnings benefit from the reinvestment of any proceeds from the divestitures or any reduction of debt from the application of sales proceeds.

The following summary combined financial data should be read in conjunction with “Unaudited Pro Forma Combined Financial Information,” “Portions of Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of SCI and Alderwoods and the accompanying notes thereto.

Pro forma twelve months ended
(Dollars in thousands)	June 30, 2006

Statement of operations data:
Revenues	$2,356,010
Costs and expenses	(1,970,705)

Gross profit	385,305
General and administrative expenses	(139,594)
Gain (loss) on dispositions and impairment charges—net (2)	(32,330)

Operating income	213,381
Interest expense (1)	(164,064)
Interest income	21,519
Other income—net (3)	6,710

Income from continuing operations before income taxes	77,546
Provision for income taxes	(29,184)

Income from continuing operations (1)	$48,362

Income from continuing operations:
Basic	$0.16
Diluted	$0.16
Weighted average number of shares:
Basic	295,251
Diluted	299,804

Pro forma twelve months ended
(Dollars in thousands)	June 30, 2006

Financial and other data:
EBITDA (as defined)(4)	$350,329
Adjusted EBITDA (as defined)(4)	399,586
Cash interest expense(5)	153,217
Capital expenditures	131,880
Depreciation and amortization(6)	130,238
Ratio of Adjusted EBITDA to cash interest expense	2.6x

Pro forma as of June 30,
(Dollars in thousands)	2006

Balance sheet data:
Cash and cash equivalents(7)	$—
Working capital(8)	(151,154)
Total assets	9,730,855
Total debt (including current maturities)(9)	2,034,048
Stockholders’ equity	1,578,792

(1)	The pro forma information presented herein assumes a cash interest rate of 7.75% on the senior notes due 2014, 8.25% on the senior notes due 2018, 3 month LIBOR plus 2.50% (approximately 7.9% as of September 13, 2006) on the term loan portion of the new senior credit facility, 3 month LIBOR plus 2.00% (approximately 7.4% as of September 13, 2006) on the revolving credit portion of the new senior credit facility and 3 month LIBOR plus 2.50% (approximately 7.9% as of September 13, 2006) on the privately placed debt securities. A 25 basis point variance in the actual interest rates would cause the following corresponding increases or decreases in our annual interest expense and, assuming an effective tax rate of 35%, in our income from continuing operations:

		Increases or decreases
	Increases or decreases	in income from
	in interest expense	continuing operations

Senior notes due 2014	$625	$406
Senior notes due 2018	$625	$406
Term loan	$375	$244
Revolving credit facility	$75	$49
Privately placed debt securities	$500	$325

(2)	(Gain) loss on dispositions and impairment charges-net represents gains and losses recognized in connection with the disposition of non-strategic funeral and cemetery businesses in North America.

(3)	Other income includes cash overrides received from a third party insurance provider, surety bond premium costs, and gains and losses related to foreign currency transactions. Additionally, the first half of fiscal 2006 includes a favorable adjustment to SCI’s allowance on notes receivable.

(4)	“EBITDA” presented in this table represents income from continuing operations plus (i) provision for income taxes, (ii) interest expense, and (iii) depreciation and amortization less (iv) interest income.

“Adjusted EBITDA” presented in this table represents EBITDA further adjusted to reflect the impact of (i) gains and losses on dispositions and impairment charges, (ii) an adjustment for capital leases (described in note (a) below), and (iii) legal expenses related to the acquisition.

We believe EBITDA and Adjusted EBITDA facilitate company to company performance comparisons by removing potential differences caused by variations in capital structure (affecting interest expense), taxation and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to general performance or liquidity. Our calculations of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled measures of other companies.

EBITDA and Adjusted EBITDA are not measures of performance or liquidity under GAAP and should not be used in isolation or as a substitute for net income (loss), cash flows from operating activities or other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity.

We have included information concerning EBITDA and Adjusted EBITDA as performance-based analytical tools and you should not consider these measures in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

• EBITDA and Adjusted EBITDA do not reflect our current cash expenditure requirements, or future requirements, for capital expenditures or contractual commitments;

• EBITDA and Adjusted EBITDA do not reflect the changes in, or cash requirements for, our working capital needs;

• EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

• Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacement; and

• Our measure of EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Because of these limitations, EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of our business or as a measure of cash that will be available to us to meet our obligations. You should compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally.

The following table provides a reconciliation from income from continuing operations to EBITDA and Adjusted EBITDA:

Pro forma
twelve months ended
(Dollars in thousands)	June 30, 2006

Income from continuing operations	$48,362
Provision for income taxes	29,184
Interest expense	164,064
Interest income	(21,519)
Depreciation and amortization	130,238

EBITDA	$350,329
Adjustments:
(Gain) loss on dispositions and impairment charges—net	32,330
Adjustments for capital leases(a)	14,127
Legal expense related to the acquisition	2,800

Adjusted EBITDA	$399,586

(a)	Adjustment for leases represents the operating lease expense for certain leased transportation equipment. The terms of these leases were amended in 2006 and, based on these amendments, the leases are now classified as capital leases.

(5)	Represents interest expense less non-cash amortization of debt discounts and deferred loan costs.

(6)	Depreciation and amortization expense for the pro forma twelve months ended June 30, 2006, excludes the amortization of deferred loan costs of $5.7 million, which is included in the statement of cash flows in this line item for this period. Depreciation and amortization expense includes stock compensation expense of $3.9 million for the twelve months ended June 30, 2006, which was shown as a separate line item on the statement of cash flows.

(7)	At June 30, 2006 SCI and Alderwoods had $537.6 million of combined cash on hand. At September 13, 2006, SCI and Alderwoods had approximately $631 million of combined cash on hand. We intend to keep approximately $50 million in cash on hand after the closing of the acquisition.

(8)	Working capital represents current assets less current liabilities.

(9)	Does not give effect to the repayment of outstanding indebtedness with $200.0 million of assumed proceeds of asset sales in connection with the divestitures. There can be no assurance that the divestitures will generate proceeds in the amounts set forth above.

(2) Capitalization

The following table shows SCI’s cash and cash equivalents and capitalization as of June 30, 2006, on an as reported basis, and our cash and cash equivalents and capitalization on a pro forma basis to reflect the transactions. This table is unaudited and should be read in conjunction with “Unaudited Pro Forma Combined Financial Information,” “Portions of Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and SCI’s and Alderwoods’ interim financial statements and related notes.

	As of June 30, 2006
(Dollars in millions)	Actual	Pro forma

Cash and cash equivalents(1)	$529.2	$–

Debt:
New senior credit facility
Revolving credit facility(1)(2)	$–	$30.1
Term loan(2)		150.0
Privately placed debt securities	–	200.0
Senior notes due 2014	–	250.0
Senior notes due 2018	–	250.0
Existing senior notes due 2007	13.5	13.5
Existing senior notes due 2008	195.0	195.0
Existing senior notes due 2009(3)	341.6	197.1
Existing senior debentures due 2013	55.6	55.6
Existing senior notes due 2016	250.0	250.0
Existing senior notes due 2017	300.0	300.0
Existing convertible debentures, maturities through 2013	21.2	21.2
Other debt(4)	118.8	121.5

Total debt	1,295.7	2,034.0
Total stockholders’ equity(5)	1,608.9	1,578.8

Total capitalization	$2,904.6	$3,612.8

(1)	At June 30, 2006, SCI and Alderwoods had $537.6 million of combined cash on hand. At September 13, 2006, SCI and Alderwoods had approximately $631 million of combined cash on hand. We intend to keep approximately $50 million in cash on hand after the closing of the acquisition. Therefore, to the extent cash on hand at closing exceeds approximately $590 million, revolver borrowings under the new senior credit facility reflected above will be reduced.

(2)	Based on expected cash balances at closing, we do not expect to have drawings under our revolving credit facility. In connection with the closing of the acquisition, SCI will replace its existing $200 million senior credit facility with a new $450 million senior credit facility, consisting of a $150 million 3-year term loan, all of which will be borrowed in connection with the transactions, and a $300 million 5-year revolving credit facility. Based on cash balances at June 30, 2006, we would have borrowed $30.1 million under the new revolving credit facility in connection with the transactions. See footnote (1) above. Availability under the new revolving credit facility will be further reduced by outstanding letters of credit. At June 30, 2006, our pro forma outstanding letters of credit were approximately $70.1 million.

(3)	SCI commenced a tender offer on September 7, 2006 to purchase $144.5 million aggregate principal amount of the SCI 7.7% Notes. This tender offer is scheduled to expire on October 5, 2006, but is expected to be extended until the closing date of the acquisition if that date is later than October 5, 2006.

(4)	Primarily includes capital leases, mortgage notes, and unamortized discounts. Pro forma other debt excludes $13.5 million of capital leases and other debt related to assets held for sale. Pro forma other debt includes the elimination of unamortized discount of $9.7 million relating to the SCI 7.7% Notes with respect to which SCI has commenced a tender offer. See footnote (3) above.

(5)	Adjustments to equity include $25.0 million of estimated tender premiums, $4.3 million of transaction fees and $18.3 million to write-off unamortized discounts and deferred financing costs related to the extinguished debt.

(3) Unaudited Pro Forma Combined Financial Information

On April 2, 2006, SCI entered into a definitive merger agreement pursuant to which, subject to the terms and conditions set forth therein, it will acquire Alderwoods for $20.00 per share in cash, resulting in a total purchase price of approximately $1.2 billion, which includes the refinancing of approximately $351.7 million and the assumption of $6.5 million of Alderwoods’ debt.

The following financing transactions will occur in connection with the closing of the acquisition:

•	borrowings under a new $450 million senior credit facility, consisting of a $150 million 3-year term loan, all of which will be borrowed in connection with the transactions, and a $300 million 5-year revolving credit facility, none of which is expected to be drawn in connection with the acquisition based on expected cash balances at closing;

•	the issuance of $200 million of debt securities in a private placement; and

•	the issuance of notes in the Offering.

In connection with the acquisition, Alderwoods and SCI have each commenced tender offers to purchase outstanding notes. The tender offers are currently scheduled to expire on October 5, 2006, but are expected to be extended to the closing date of the acquisition if that date is later than October 5, 2006.

SCI expects to execute a consent order with the staff of the FTC in connection with the acquisition, which will identify certain properties the FTC will require us to divest as a result of the acquisition. The consent order will be subject to approval by the FTC commissioners, which approval is a condition to the consummation of the acquisition. No final agreement has been reached with any third party concerning the sale of any such assets. We believe that divestiture of the assets, together with the divestiture of other SCI assets that we have identified for sale, will generate proceeds of approximately $200 million in the near future, which we expect to use to repay debt. There can be no assurance that the divestitures described above will be consummated, or if consummated will generate the proceeds described above.

The following unaudited pro forma combined financial information is based on SCI’s and Alderwoods’ annual and interim financial statements, adjusted to illustrate the pro forma effect of the transactions.

The unaudited pro forma combined balance sheet gives effect to the transactions as if they had occurred on June 30, 2006. The unaudited pro forma combined statements of operations for the year ended December 31, 2005, for the six months ended June 30, 2006 and 2005, and for the twelve months ended June 30, 2006 give effect to the transactions as if they had occurred on January 1, 2005.

For purposes of this pro forma information, the assets to be sold pursuant to the divestitures have been reclassified on the pro forma balance sheet as assets held for sales and the results of operations of these assets have been eliminated from the pro forma statement of operations. No pro forma adjustments have been made to reflect any anticipated gain or loss from the divestitures and no adjustment has been made to reflect any earnings benefit from the reinvestment of any proceeds from the divestiture or any reduction of debt from the application of sale proceeds.

The unaudited pro forma adjustments are based upon currently available information and certain assumptions that we believe to be reasonable under the circumstances. The acquisition will be accounted for, and the pro forma combined financial information has been prepared, using the purchase method of accounting. The pro forma adjustments reflect our preliminary estimates of the purchase price allocation, which are subject to revision as more detailed analysis is completed and additional information on the fair value of Alderwoods’ assets and liabilities becomes available. The final allocation will be based on the actual assets and liabilities that exist as of the date of the consummation of the transactions.

The unaudited pro forma combined financial information does not give effect to certain additional cost savings initiatives that we intend to pursue. See “Portions of Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

We have derived the pro forma combined financial information for the twelve months ended June 30, 2006, by taking the historical consolidated financial information for the year ended December 31, 2005 for SCI and for the fifty-two weeks ended December 31, 2005 for Alderwoods, less the historical consolidated financial information for the six months ended June 30, 2005 for SCI and for the twenty-four weeks ended June 18, 2005 for Alderwoods, plus the historical consolidated financial information for the six months ended June 30, 2006 for SCI and for the twenty-four weeks ended June 17, 2006 for Alderwoods, and then applying pro forma adjustments to give effect to the transactions. The pro forma combined financial information for the twelve months ended June 30, 2006 has been included in order to provide investors with pro forma information for the latest practicable twelve-month period.

The unaudited pro forma combined financial information is for informational purposes only and is not intended to represent the consolidated results of operations or financial position that we would have reported had the transactions been completed as of the dates presented, and should not be taken as representative of our future consolidated results of operations or financial position.

The unaudited pro forma combined financial information should be read in conjunction with the information contained in “Capitalization,” “Portions of Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements of SCI and Alderwoods and related notes.

Unaudited pro forma condensed combined balance sheet

As of June 30, 2006
(dollars in thousands)

			Adjustments		Adjustments	Adjustments
		Alderwoods	for the		for the	for the
	SCI historical	historical(a)	acquisition		divestitures(l)	financing		Pro forma

Assets
Current assets:
Cash and cash equivalents	$529,171	$8,400	$(876,650	)(b)	$9	$339,070	(m)	$–
Receivables, net	62,439	51,244	–		(4,023)	–		109,660
Inventories	64,938	15,282	–		(25,223)	–		54,997
Current assets held for sale	–	–	–		29,298	–		29,298
Other	30,847	8,325	–		(61)	–		39,111

Total current assets	687,395	83,251	(876,650)		–	339,070		233,066
Preneed funeral receivables and trust investments	1,227,144	338,052	–		(62,466)	–		1,502,730
Preneed cemetery receivables and trust investments	1,285,832	301,621	–		(143,584)	–		1,443,869
Cemetery property, at cost	1,365,712	116,096	108,904	(c)	(94,981)	–		1,495,731
Property and equipment, at cost, net	1,038,990	540,954	78,095	(d)	(73,709)	–		1,584,330
Insurance invested assets	–	298,392	–		–	–		298,392
Assets held for sale	–	–	–		496,559	–		496,559
Deferred charges and other assets	253,727	42,600	5,630	(e)	(16,747)	7,016	(n)	292,226
Identifiable intangible assets	–	19,930	167,795	(f)	(9,421)	–		178,304
Goodwill	1,118,119	295,913	(50,494	)(g)	(22,691)			1,340,847
Cemetery perpetual care trust investments	693,781	243,980	–		(72,960)	–		864,801

Total	$7,670,700	$2,280,789	$(566,720)		$–	$346,086		$9,730,855

Liabilities & Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$196,977	$113,984	$19,560(g	)(1)	$(2,177)	$–		$328,344
Current maturities of long-term debt	30,414	2,271	–		(8)	–		32,677
Current liabilities held for sale	–	–	–		2,185	–		2,185
Income taxes	21,014	–	–		–	–		21,014

Total current liabilities	248,405	116,255	19,560		–	–		384,220
Long-term debt	1,265,263	355,958	–		(13,528)	393,678	(o)	2,001,371
Deferred preneed funeral revenues	539,178	44,517	(28,422	)(g)(1)	(14,802)	–		540,471
Deferred preneed cemetery revenues	777,717	31,313	73,390	(h)	(58,449)	–		823,971
Insurance policy liabilities	–	285,701	–		–			285,701
Deferred income taxes	168,925	10,744	(29,348	)(i)		(17,526	)(p)	132,795
Liabilities held for sale	–	–	–		347,481	–		347,481
Other liabilities	315,403	28,471	(3,738	)(j)	(766)	–		339,370
Non-controlling interest in funeral and cemetery trusts	2,055,566	564,447	–		(186,807)	–		2,433,206
Non-controlling interest in cemetery perpetual care trust investments	691,385	245,221	–		(73,129)	–		863,477
Total stockholders’ equity	1,608,858	598,162	(598,162	)(k)	–	(30,066	)(q)	1,578,792

Total	$7,670,700	$2,280,789	$(566,720)		$–	$346,086		$9,730,855

See notes to unaudited pro forma condensed combined balance sheet.

Notes to the unaudited pro forma condensed combined balance sheet

(a)	Reflects the unaudited consolidated balance sheet of Alderwoods as of June 17, 2006. Certain line items have been reclassified to conform to SCI’s presentation.

(b)	Represents the cash purchase price plus SCI acquisition costs.

(c)	Represents an adjustment to report Alderwoods cemetery property at fair value as part of purchase accounting. The estimated fair value of Alderwoods cemetery property was $225,000 at June 17, 2006, calculated using discounted future cash flows. The carrying value of Alderwoods cemetery property was $116,096 at June 17, 2006, resulting in a total increase to cemetery property of $108,904.

(d)	Represents an adjustment to report Alderwoods property and equipment at fair value as part of purchase accounting. The estimated fair value of Alderwoods property and equipment was $619,049 at June 17, 2006, calculated using discounted future cash flows. The carrying value of Alderwoods property and equipment was $540,954 at June 17, 2006, resulting in a total increase to property and equipment of $78,095.

(e)	Represents an adjustment to conform Alderwoods accounting for the recognition of sales of undeveloped cemetery property with SCI’s historical accounting policy. Deferred cemetery revenue was increased by $6,951 and deferred charges and other assets was increased by $5,630. See note (g)(2) and (h).

(f)	Represents the additional intangible assets or adjustments to intangible assets to be recorded as a result of the acquisition, consisting of the following:

Trademarks and tradenames(1)	$39,500
Cemetery customer relationships (2)	16,400
Funeral trust preneed deferred revenue and insurance funded preneed revenue (3)	61,213
Cemetery preneed deferred revenue (4)	46,033
Water rights	5,500
Adjustment to fair value of insurance subsidiary’s in force insurance policies	(851)

$167,795

(1)	Represents the estimated value of various local trademarks and tradenames associated with funeral and cemetery locations.

(2)	Represents the estimated value of future funeral services and cemetery services derived from existing cemetery customers.

(3)	Represents the amount necessary to adjust preneed funeral trust deferred revenue for certain existing preneed funeral contracts, and insurance funded contracts to their estimated fair value.

(4)	Represents the amount necessary to adjust preneed cemetery deferred revenue for certain existing preneed cemetery contracts to their estimated fair value.

(g)	Represents the elimination of previously recorded goodwill and the addition of goodwill arising from the transaction. Goodwill was determined as follows:

Equity purchase price	$856,300
Estimated SCI acquisition costs	20,350

Aggregate purchase price	876,650

Fair value of liabilities assumed(1)	1,714,069
Fair value of assets acquired(2)	(2,345,300)

Goodwill arising from the transaction	245,419
Alderwoods historical goodwill	(295,913)

Adjustment to goodwill	$(50,494)

(1)	Represents the estimated fair value of liabilities assumed as follows:

Historical total liabilities	$1,682,627
Adjustment to fair value preneed funeral deferred revenue	(28,422)
Adjustment to fair value preneed cemetery deferred revenue (See note (h))	73,390
Adjustment to deferred income taxes (See note (i))	(29,348)
Adjustment to record certain severance obligations triggered by change of control provisions	19,560
Adjustment to other liabilities (See note (j))	(3,738)

Fair value of liabilities assumed	$1,714,069

(2)	Represents the fair value of assets acquired as follows:

Historical total assets	$2,280,789
Eliminate historical goodwill	(295,913)
Adjustment to conform recognition of sales of undeveloped cemetery property (See note (e))	5,630
Adjustment to fair value cemetery property (See note (c))	108,904
Adjustment to fair value property and equipment (See note (d))	78,095
Adjustment to fair value identifiable intangible assets (See note (f))	167,795

Fair value of assets assumed	$2,345,300

(h)	The following represents adjustments to preneed cemetery deferred revenue arising as part of purchase accounting:

Adjustment to fair value preneed cemetery deferred revenue	$66,439
Adjustment to conform recognition of sales of undeveloped cemetery property (See note (e))	6,951

Adjustment to preneed cemetery deferred revenue	$73,390

(i)	Represents an adjustment to deferred income tax liabilities as part of purchase accounting as follows:

Deferred taxes related to adjustments to the fair market value of assets acquired and liabilities assumed (See notes (c), (d), (e), (f), (g), (h) and (j))	$122,190
Elimination of valuation allowances on certain federal and state tax deferred tax assets based on the expected combined operations of Alderwoods and SCI	(125,767)
Elimination of deferred taxes related to previously recorded goodwill (See note (g))	(25,771)

$(29,348)

(j)	The following represents adjustments to other liabilities arising as part of purchase accounting:

Adjustment to reclassify certain severance obligations previously accrued	$(5,643)
Adjustment to fair value pension liability	1,905

Adjustment to other liabilities	$(3,738)

(k)	Represents the elimination of Alderwoods historical equity balances.

(l)	For purposes of this pro forma information, the assets to be sold pursuant to the divestitures have been reclassified on the pro forma balance sheet as assets held for sale and the results of operations of these assets have been eliminated from the pro forma statement of operations. No pro forma adjustments have been made to reflect any anticipated gain or loss from the divestitures and no adjustment has been made to reflect any earnings benefit from the reinvestment of any proceeds from the divestitures or any reduction of debt from the application of sale proceeds.

(m)	Represents net cash provided as a result of the financing transactions, offset by the use of cash to extinguish debt and pay financing costs.

Amounts to be extinguished:
Repayment of existing Alderwoods indebtedness(1)	$351,683
Repayment of SCI Senior Notes due 2009	144,500

Total amounts to be extinguished	496,183

Financing costs and transaction fees	19,875
Estimated tender premiums	25,000

Total amounts to be paid	$541,058

Debt issuance:
Notes	$500,000
Credit facility	180,128
Privately placed debt securities	200,000

Total sources of cash	880,128

Total cash provided	$339,070

(1)	Excludes $6,546 of existing Alderwoods debt expected to be assumed by SCI.

(n)	Represents the adjustment to deferred charges and other assets as set forth in the table below:

Write-off of Alderwoods deferred financing costs for extinguished debt	$(7,125)
Write-off of SCI’s deferred financing costs for extinguished debt	(1,459)
Financing costs	15,600

Total adjustment to deferred charges and other assets	$7,016

(o)	Represents the increase in long-term debt as set forth in the table below:

Amounts to be extinguished:
Existing Alderwoods debt	$351,683
Existing SCI debt	134,767

Total amounts to be extinguished	486,450

Debt issuance:
Notes	500,000
Credit facility	180,128
Privately placed notes	200,000

Total debt issuance	880,128

Total adjustment to long-term debt	$393,678

(p)	Represents the tax benefit related to the adjustments to stockholders’ equity for non-recurring charges directly attributable to the financing transactions (see note (q)).

(q)	The following are the adjustments to stockholders’ equity related to non-recurring charges directly attributable to the financing transactions that will occur in connection with the closing of the acquisition:

Estimated tender premiums	$25,000
Transaction fees	4,275
Write-off of SCI’s original issuance discount for extinguished debt	9,733
Write-off of Alderwoods’ deferred financing fees for extinguished debt	7,125
Write-off of SCI’s deferred financing fees for extinguished debt	1,459
Tax benefit	(17,526)

$30,066

Unaudited pro forma condensed combined statement of operations

For the year ended December 31, 2005
(Dollars in thousands, except per share data)

			Adjustments		Adjustments	Adjustments
		Alderwoods	for the		for the	for the
	SCI historical	historical(a)	acquisition		divestitures(g)	financing		Pro forma

Revenues	$1,715,737	$748,914	$(5,025	)(b)	$(94,251)	$–		$2,365,375
Costs and expenses	(1,417,592)	(634,395)	(7,649	)(c)	81,285	–		(1,978,351)

Gross profit	298,145	114,519	(12,674)		12,966	–		387,024
General and administrative expenses	(84,834)	(42,815)	7,751	(d)	–	–		(119,898)
Gains (loss) on dispositions and impairment charges, net	(26,093)	1,379	4,964	(e)	401	–		(19,349)

Operating income	187,218	73,083	41		(12,565)	–		247,777
Interest expense	(103,733)	(30,069)	–		695	(29,497	)(i)	(162,604)
Loss on early extinguishment of debt	(14,258)	–	–		–	–		(14,258)
Interest income	16,706	–	–		–	–		16,706
Other income (expense), net	2,774	4,662	(4,964	)(e)	–	–		2,472

Income from continuing operations before income taxes	88,707	47,676	(4,923)		(11,870)	(29,497)		90,093
Provision for income taxes	(33,233)	(4,815)	(12,256	)(f)	4,638 (h)	10,807	(j)	(34,859)

Income from continuing operations	$55,474	$42,861	$(17,179)		$(7,232)	$(18,690)		$55,234

Income from continuing operations per share:
Basic	$0.19							$0.18
Diluted	$0.18							$0.18
Average common shares outstanding:
Basic	302,213							302,213
Diluted	306,745							306,745

See notes to unaudited pro forma condensed combined statement of operations.

Unaudited pro forma condensed combined statement of operations

For the six months ended June 30, 2005

			Adjustments		Adjustments	Adjustments
	SCI	Alderwoods	for the		for the	for the
(Dollars in thousands, except per share data)	historical	historical(a)	acquisition		divestitures(g)	financing		Pro forma

Revenues	$879,284	$360,663	$(3,776	)(b)	(45,961)	$–		$1,190,210
Costs and expenses	(708,440)	(296,171)	(3,484	)(c)	39,106	–		(968,989)

Gross profit	170,844	64,492	(7,260)		(6,855)	–		221,221
General and administrative expenses	(42,192)	(12,346)	3,866	(d)	–	–		(50,672)
Gain (loss) on dispositions and impairment charges, net	(1,213)	1,627	5,447	(e)	(450)	–		5,411

Operating income	127,439	53,773	2,053		(7,305)			175,960
Interest expense	(51,229)	(14,528)	–		363	(15,517	)(i)	(80,911)
Loss on early extinguishment of debt	(14,258)	–	–		–	–		(14,258)
Interest income	7,950	–	–		–	–		7,950
Other (expense) income, net	(637)	5,843	(5,447	)(e)	–	–		(241)

Income from continuing operations before income taxes	69,265	45,088	(3,394)		(6,942)	(15,517)		88,500
Provision for income taxes	(27,073)	(18,193)	1,592	(f)	2,716 (h)	5,685	(j)	(35,273)

Income from continuing operations	$42,192	$26,895	$(1,802)		$(4,226)	$(9,832)		$53,227

Income from continuing operations per share:
Basic	$0.14							$0.17
Diluted	$0.14							$0.17
Average common shares outstanding:
Basic	307,896							307,896
Diluted	311,986							311,986

See notes to unaudited pro forma condensed combined statement of operations.

Unaudited pro forma condensed combined statement of operations

For the six months ended June 30, 2006

			Adjustments		Adjustments	Adjustments
		Alderwoods	for the		for the	for the
(Dollars in thousands, except per share data)	SCI historical	historical(a)	acquisition		divestitures(g)	financing		Pro forma

Revenues	$873,143	$354,261	$(531	)(b)	$(46,028)	$–		$1,180,845
Costs and expenses	(702,399)	(295,410)	(2,495	)(c)	38,961	–		(961,343)

Gross profit	170,744	58,851	(3,026)		(7,067)	–		219,502
General and administrative expenses	(42,929)	(32,557)	5,118	(d)	–	–		(70,368)
Gain (loss) on dispositions and impairment charges, net	(7,391)	–	(80	)(e)	(99)	–		(7,570)

Operating income	120,424	26,294	2,012		(7,166)	–		141,564
Interest expense	(53,337)	(12,949)	–		378	(16,463	)(i)	(82,371)
Interest income	12,763	–	–		–	–		12,763
Other income (expense), net	4,046	(129)	80	(e)	–	–		3,997

Income from continuing operations before income taxes	83,896	13,216	2,092		(6,788)	(16,463)		75,953
Provision for income taxes	(31,282)	(7,318)	285	(f)	2,685 (h)	6,032	(j)	(29,598)

Income from continuing operations	$52,614	$5,898	$2,377		$(4,103)	$(10,431)		$46,355

Income from continuing operations per share:
Basic	$0.18							$0.16
Diluted	$0.18							$0.16
Average Common Shares outstanding:
Basic	293,580							293,580
Diluted	297,784							297,784

See notes to unaudited pro forma condensed combined statement of operations.

Unaudited pro forma condensed combined statement of operations

For the twelve months ended June 30, 2006

			Adjustments		Adjustments	Adjustments
		Alderwoods	for the		for the	for the
(Dollars in thousands, except per share data)	SCI historical	historical(a)	acquisition		divestitures(g)	financing		Pro forma

Revenues	$1,709,596	$742,512	$(1,780	)(b)	$(94,318)	$–		$2,356,010
Costs and expenses	(1,411,551)	(633,634)	(6,660	)(c)	81,140	–		(1,970,705)

Gross profit	298,045	108,878	(8,440)		(13,178)	–		385,305
General and administrative expenses	(85,571)	(63,026)	9,003	(d)	–	–		(139,594)
Gain (loss) on dispositions and impairment charges, net	(32,271)	(248)	(563	)(e)	752	–		(32,330)

Operating income	180,203	45,604	–		(12,426)	––		213,381
Interest expense	(105,841)	(28,490)	–		710	(30,443	)(i)	(164,064)
Interest income	21,519	–	–		–	–		21,519
Other income (expense), net	7,457	(1,310)	563	(e)	–	–		6,710

Income from continuing operations before income taxes	103,338	15,804	563		(11,716)	(30,443)		77,546
(Provision) benefit for income taxes	(37,442)	6,060	(13,564	)(f)	4,607(h )	11,154	(j)	(29,184)

Income from continuing operations	$65,896	$21,864	$(13,001)		$(7,109)	$(19,289)		$48,362

Income from continuing operations per share:
Basic	$0.22							$0.16
Diluted	$0.22							$0.16
Average common shares outstanding:
Basic	295,251							295,251
Diluted	299,804							299,804

See notes to unaudited pro forma condensed combined statement of operations.

Notes to unaudited pro forma condensed combined statement of operations

(a)	Alderwoods historical information is derived from: (1) the audited consolidated statement of operations for the fifty-two weeks ended December 31, 2005; (2) the unaudited consolidated statement of operations for the twenty-four weeks ended June 18, 2005; and (3) the unaudited consolidated statement of operations for the twenty-four weeks ended June 17, 2006. Certain of Alderwoods’ line items have been reclassified to conform to SCI’s presentation.

(b)	The table below sets forth adjustments to revenue arising from the acquisition:

				Twelve
	Year ended	Six months ended	Six months ended	months ended
	December 31,	June 30,	June 30,	June 30,
(Dollars in thousands)	2005	2005	2006	2006

Preneed funeral contracts (1)	(5,754)	(2,766)	(3,188)	(6,176)
Preneed cemetery contracts (2)	1,521	664	752	1,609
Cemetery revenue from the sale of unconstructed property (3)	(792)	(1,674)	1,905	2,787

Adjustment to revenue	$(5,025)	$(3,776)	$(531)	$(1,780)

(1)	Represents a net adjustment for the amortization of (i) the associated intangible asset, and (ii) the fair value adjustment to funeral trust funded preneed deferred revenue.

(2)	Represents a net adjustment for the amortization of (i) the associated intangible asset, and (ii) the fair value adjustment to cemetery preneed deferred revenue.

(3)	Represents an adjustment to conform Alderwoods accounting for the recognition of sales of undeveloped cemetery property with SCI’s historical accounting policy.

(c)	The table below sets forth adjustments to costs and expenses arising from the acquisition:

				Twelve
	Year ended	Six months ended	Six months ended	months ended
	December 31,	June 30,	June 30,	June 30,
(Dollars in thousands)	2005	2005	2006	2006

Depreciation expense (1)	$6,684	$3,271	$3,726	$7,139
Intangible amortization expense (2)	(3,910)	(1,955)	(1,955)	(3,910)
Pension expense (3)	(415)	(208)	47	(160)
Cemetery costs from the sale of unconstructed property (4)	(67)	434	(600)	(1,101)
Cemetery property cost of sales (5)	(9,941)	(5,026)	(3,713)	(8,628)

Adjustment to costs and expenses	$(7,649)	$(3,484)	$(2,495)	$(6,660)

(1)	Represents a net adjustment to record depreciation expense over a weighted average estimated remaining useful life of 30 years, reflecting the adjusted fair value of Alderwoods’ property and equipment.

(2)	Represents an adjustment to record the amortization of intangible assets recorded as a result of the acquisition. The cemetery customer relationships and the funeral insurance funded preneed revenue are being amortized over an estimated useful life of ten years. The trademark, tradename, water rights and insurance in force intangibles are considered to have an indefinite life and are not subject to amortization; rather, such assets would be subject to annual tests for impairment. The intangible assets associated with funeral trust funded preneed deferred revenue and cemetery preneed deferred revenue are amortized relative to the recognition of preneed revenue and included in note (b(1)) and (b(2)).

(3)	Represents a net adjustment to conform Alderwoods’ accounting policy for gains and losses on its pension plan assets and obligations to SCI’s historical accounting policy.

(4)	Represents an adjustment to conform Alderwoods’ accounting for the recognition of sales of undeveloped cemetery property with SCI’s historical accounting policy.

(5)	Represents a net adjustment to record cemetery property cost of sales at the adjusted fair value of Alderwoods cemetery property.

(d)	Represents an adjustment to eliminate compensation expense for certain officers for whom severance costs have been recorded on the pro forma balance sheet.

(e)	Represents the reclassification of gains and losses from dispositions to conform to SCI’s historical presentation.

(f)	The pro forma adjustments to income tax reflect the statutory federal, state and foreign income tax impact of the pro forma adjustments related to the Alderwoods acquisition (see notes (b), (c), (d) and (e)) and the effects of purchase accounting.

(g)	For purposes of this pro forma information, the assets to be sold pursuant to the divestitures have been reclassified on the pro forma balance sheet as assets held for sale and the results of operations of these assets have been eliminated from the pro forma statement of operations. No pro forma adjustments have been made to reflect any anticipated gain or loss from the divestitures and no adjustment has been made to reflect any earnings benefit from the reinvestment of any proceeds from the divestitures or any reduction of debt from the application of sale proceeds.

(h)	Represents the statutory federal, and state income tax impact attributable to the operations to be divested.

(i)	The table below sets forth adjustments to interest expense resulting from the extinguishment of debt and issuance of new debt:

				Twelve
	Year Ended	Six Months Ended	Six Months Ended	Months Ended
	December 31,	June 30,	June 30,	June 30,
	2005	2005	2006	2006

Interest expense on new borrowings:
Senior notes due 2014 (1)	$19,375	$9,688	$9,688	$19,375
Senior notes due 2018 (2)	20,625	10,313	10,313	20,625
New senior credit facility
Term loan (3)	11,850	5,925	5,925	11,850
Revolving credit facility (4)	2,227	1,114	1,114	2,227
Private placement debt securities (5)	15,800	7,900	7,900	15,800
Amortization of deferred financing costs (6)	$1,843	$902	$975	$1,916

Total interest expense on new borrowings	$71,720	$35,842	$35,915	$71,793

Less: historical interest expense and related amortization of deferred financing costs on extinguished borrowings:
Alderwoods	$29,221	$13,824	$12,951	$28,348
SCI	13,002	6,501	6,501	13,002

Total historical interest expense and related amortization of deferred financing costs on extinguished borrowings	$42,223	$20,325	$19,452	$41,350

Adjustment to interest expense	$29,497	$15,517	$16,463	$30,443

(1)	Represents interest on our new senior notes due 2014, which is calculated as follows:

				Twelve
	Year Ended	Six Months Ended	Six Months Ended	Months Ended
	December 31,	June 30,	June 30,	June 30,
	2005	2005	2006	2006

Estimated outstanding balance	$250,000	$250,000	$250,000	$250,000
Assumed interest rate	7.75%	7.75%	7.75%	7.75%
Portion of year outstanding	100%	50%	50%	100%

Calculated interest	$19,375	$9,688	$9,688	$19,375

An increase or decrease of 25 basis points in interest rate would result in an interest expense increase or decrease of	$625	$313	$313	$625

(2)	Represents interest on our new senior notes due 2018, which is calculated as follows:

				Twelve
	Year Ended	Six Months Ended	Six Months Ended	Months Ended
	December 31,	June 30,	June 30,	June 30,
	2005	2005	2006	2006

Estimated outstanding balance	$250,000	$250,000	$250,000	$250,000
Assumed interest rate	8.25%	8.25%	8.25%	8.25%
Portion of year outstanding	100%	50%	50%	100%

Calculated interest	$20,625	$10,313	$10,313	$20,625

An increase or decrease of 25 basis points in interest rate would result in an interest expense increase or decrease of	$625	$313	$313	$625

(3)	Represents interest on our new term loan, which is calculated as follows:

				Twelve
	Year Ended	Six Months Ended	Six Months Ended	Months Ended
	December 31,	June 30,	June 30,	June 30,
	2005	2005	2006	2006

Estimated outstanding balance	$150,000	$150,000	$150,000	$150,000
Assumed interest rate-3 month LIBOR (5.4% on September 13, 2006) plus 2.50%	7.90%	7.90%	7.90%	7.90%
Portion of year outstanding	100%	50%	50%	100%

Calculated interest	$11,850	$5,925	$5,925	$11,850

An increase or decrease of 25 basis points in interest rate would result in an interest expense increase or decrease of	$375	$188	$188	$375

(4)	Represents interest on our new revolving facility, which is calculated as follows:

				Twelve
	Year Ended	Six Months Ended	Six Months Ended	Months Ended
	December 31,	June 30,	June 30,	June 30,
	2005	2005	2006	2006

Estimated outstanding balance	$30,100	$30,100	$30,100	$30,100
Assumed interest rate-3 month LIBOR (5.4% on September 13, 2006) plus 2.00%	7.40%	7.40%	7.40%	7.40%
Portion of year outstanding	100%	50%	50%	100%

Calculated interest	$2,227	$1,114	$1,114	$2,227

An increase or decrease of 25 basis points in interest rate would result in an interest expense increase or decrease of	$75	$38	$38	$75

(5)	Represents interest on our private placement debt securities, which is calculated as follows:

				Twelve
	Year Ended	Six Months Ended	Six Months Ended	Months Ended
	December 31,	June 30,	June 30,	June 30,
	2005	2005	2006	2006

Estimated outstanding balance	$200,000	$200,000	$200,000	$200,000
Assumed interest rate-3 month LIBOR (5.4% on September 13, 2006) plus 2.50%	7.90%	7.90%	7.90%	7.90%
Portion of year outstanding	100%	50%	50%	100%

Calculated interest	$15,800	$7,900	$7,900	$15,800

An increase or decrease of 25 basis points in interest rate would result in an interest expense increase or decrease of	$500	$250	$250	$500

(6)	Represents amortization of deferred financing costs over the term of the new financing arrangements.

(j)	Represents the statutory federal, and state income tax impact of the adjustment to interest expense (see note (h)).

(4) Portions of Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with and is qualified in its entirety by reference to the consolidated financial statements and related notes of SCI and Alderwoods. Except for historical information, the discussion in this section contains forward-looking statements that involve risks and uncertainties. Future results could differ materially from those discussed below. See the discussion under the caption “FORWARD LOOKING INFORMATION.”

On April 2, 2006, SCI executed a definitive merger agreement pursuant to which, subject to the terms and conditions set forth therein, it expects to acquire all outstanding shares of Alderwoods Group, Inc., or Alderwoods. The consummation of the acquisition is subject to certain customary conditions. The primary remaining condition to the consummation of the acquisition is the receipt of regulatory approval by the FTC. SCI believes that SCI and Alderwoods will obtain the required regulatory approval and satisfy the other closing conditions in October 2006 and intends to consummate the acquisition and related transactions as soon as practicable thereafter. However, there can be no assurance that SCI and Alderwoods will obtain such approvals or satisfy the other conditions to consummation of the acquisition on such schedule or at all. We refer to the acquisition and the related transactions, including the issuance of notes in the Offering, the issuance of debt securities in a private placement, the borrowings under our new senior credit facility, the repayment of certain existing indebtedness of SCI and Alderwoods and the divestitures, collectively as the “transactions.” The following discussion and analysis of our financial condition and results of operations covers periods prior to the consummation of the acquisition. Accordingly, the discussion and analysis of historical periods does not reflect the significant impact that the acquisition will have on us, including significantly increased leverage.

For purposes of this current report, unless the context otherwise indicates or as otherwise indicated, the term:

•	“SCI” refers to Service Corporation International and its subsidiaries prior to the acquisition;

•	“Alderwoods” refers to the Alderwoods Group, Inc. and its subsidiaries; and

•	the “Company,” “us,” “we,” “our,” or “ours” refer to SCI, together with its subsidiaries, including Alderwoods, immediately after giving effect to the transactions.

Overview

We are North America’s leading provider of deathcare products and services, with a network of funeral homes and cemeteries unequalled in geographic scale and reach. We hold leading positions in each of the U.S. and Canada and, giving pro forma effect to the acquisition, we estimate that we represented approximately 14% of the funeral and cemetery services business in North America based on 2005 industry revenues, which was approximately five times the share of our next largest North American competitor.

On April 2, 2006, SCI entered into a definitive merger agreement pursuant to which it expects to acquire Alderwoods for $20.00 per share in cash, resulting in a total purchase price of approximately $1.2 billion, which includes the refinancing of approximately $351.7 million and the assumption of $6.5 million of Alderwoods’ debt. Upon completion of the acquisition, we intend to focus on the near-term reduction of our outstanding indebtedness to our long-term target levels. Through the application of operating cash flow and proceeds from asset sales to retire pre-payable debt, we expect to reduce our outstanding debt to approximately $1.7 billion within the next several years.

Our strategy to deliver profitable growth is supported by three structural components, and the acquisition of Alderwoods is consistent with each of those components:

•	Approach business by customer category—the acquisition provides increased exposure to key demographic and customer segments.

•	Utilize scale and drive operating discipline—the acquisition provides additional economies of scale.

•	Manage the footprint—the acquisition provides an increased presence across North America.

We derive a majority of our revenues from the sale of funeral related merchandise and services. Funeral merchandise includes caskets, burial vaults, cremation receptacles, flowers, and other ancillary products. Funeral services include preparation and embalming, cremation, and the use of funeral facilities and vehicles, as well as assisting customers with many of the legal and administrative details related to funerals. Funeral revenues also include revenues generated by our wholly owned subsidiary, Kenyon International Emergency Services (Kenyon), which provides disaster management services in mass fatality incidents. Revenues and gross profits associated with Kenyon are subject to significant variation due to the nature of its operations. On a pro forma basis giving effect to the transactions, revenues generated from the sale of funeral related merchandise and services were $1.6 billion or 66.6% of total net revenues for the fiscal year ended December 31, 2005 and $781.6 million or 66.2% of total net revenues for the six months ended June 30, 2006. We sell a significant portion of our funeral services on a preneed basis, whereby a customer contractually agrees to the terms of a funeral to be performed in the future. On a pro forma basis giving effect to the transactions, approximately $463.3 million or 29.4% of our total funeral revenues in the fiscal year ended December 31, 2005 and approximately $231.7 million or 29.6% of our total funeral revenues in the six months ended June 30, 2006 were made on a preneed basis in prior periods.

We also generate revenue from the sale of cemetery related property, merchandise and services. Our cemeteries sell cemetery property interment rights including lots, mausoleum spaces, lawn crypts, and spaces in cremation gardens. Our cemeteries also perform interment services (primarily merchandise installation and burial openings and closings) and provide management and maintenance of cemetery grounds. Cemetery merchandise includes items such as stone and bronze memorials, burial vaults, and casket and cremation memorialization products. On a pro forma basis giving effect to the transactions, revenues generated from the sale of cemetery related property, merchandise, and services were $695.2 million or 29.4% of total net revenues for the fiscal year ended December 31, 2005 and $353.0 million or 29.9% of total net revenues for the six months ended June 30, 2006. Cemetery sales are also often made on a preneed basis. On a pro forma basis giving effect to the transactions, approximately $360.4 million or 51.9% of our total cemetery revenues in the fiscal year ended December 31, 2005 and approximately $176.9 million or 50.1% of our total cemetery revenues in the six months ended June 30, 2006 were made on a preneed basis in prior periods.

Alderwoods’ insurance company sells a variety of insurance products, primarily for the funding of preneed funerals. On a pro forma basis giving effect to the transactions, revenues generated from the sale of insurance products were $95.0 million or 4.0% of total net revenues for the fiscal year ended December 31, 2005 and $46.3 million or 3.9% of total net revenues for the six months ended June 30, 2006.

At June 30, 2006, on a pro forma basis giving effect to the transactions, we owned and operated 1,438 funeral homes and 235 cemeteries in 46 states, eight Canadian provinces, the District of Columbia, and Puerto Rico. In 2005, on a pro forma basis giving effect to the transactions, $2.3 billion or 99.5% of our net sales were generated in North America. With the acquisition of Alderwoods, we gain entry into five new states in the U.S. and assume the leading position in Canada. We plan to continue to focus our growth in the future on building an increased presence across North America.

At June 30, 2006, on a pro forma basis giving effect to the transactions, we owned 243 funeral home/cemetery locations in which a funeral home is physically located within or adjoining a cemetery operation. Combination operations allow certain facility, personnel and equipment costs to be shared between the funeral home and cemetery. Combination locations also create synergies between funeral and cemetery sales personnel and give families added convenience to purchase both funeral and cemetery products and services at a single location. With the acquisition of Alderwoods, we will acquire Rose Hills, which is the largest combination operation in the U.S., performing approximately 5,000 funerals and 9,000 interments per year.

We recognize sales of merchandise and services when the merchandise is delivered or the service is performed. Sales of cemetery interment rights are recognized when a minimum of 10% of the sales price has been collected and the property has been constructed or is available for interment.

Primary costs associated with our funeral service locations include labor costs, facility costs, vehicle costs, and cost of merchandise. Primary costs associated with our cemeteries include labor costs, selling costs, cost of merchandise (including cemetery property), and maintenance costs.

Expected cost savings resulting from the Alderwoods acquisition

Based on current estimates and assumptions, we expect to achieve significant cost savings and other synergies as a result of the Alderwoods acquisition, principally through the elimination of duplicate information technology systems and infrastructure, duplicate accounting, finance, legal and other systems, overlapping management, and duplicate executive and public company costs, as well as through increased purchasing scale. We expect that these cost savings will have significant effects on our results of operations that are not reflected in the Unaudited Pro Forma Combined Financial Information.

We have developed a detailed integration plan and established integration teams of employees at both SCI and Alderwoods to implement this plan after closing. These teams will work under the direct supervision of integration leaders, which includes several senior executives that have been designated with the responsibility for developing and supervising the implementation of the integration plan. We believe that the compatibility of SCI’s and Alderwoods’ systems and infrastructure will help to minimize integration risk. For example, both companies use the same point-of-sale software.

Based on current estimates and assumptions, and excluding one-time cash integration costs of approximately $60 million (which does not include financing fees and other related transaction costs), of which we expect to incur approximately $30 to $35 million during 2006 and the remainder during 2007, we expect to achieve annual pretax cost savings of approximately $60 to $70 million within eighteen months of closing the acquisition, with approximately $15 million of such savings realized within twelve months of closing. The amounts are measured relative to actual costs incurred by Alderwoods in 2005. These estimated cost savings are comprised of the following:

Estimated annual
(Dollars in millions)	cost savings

Duplicate systems and infrastructure(a)	$35
Management structure duplication(b)	$15
Public company and redundant corporate costs(c)	$15

(a)	Duplicate IT systems and administrative overhead.

(b)	Overlapping management and other management restructuring initiatives.

(c)	Redundant director fees and expenses, auditor fees, finance, accounting, human resources, and legal costs.

In addition to the $60 to $70 million of cost savings already identified, we believe there is potential for additional cost saving synergies primarily in the areas of purchasing (primarily caskets) and in the combined company’s management and sale structure approach.

The foregoing cost savings and synergies are based on estimates and assumptions made by us that are inherently uncertain, though considered reasonable by us. Our expected cost savings and synergies are subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. As a result, there can be no assurance that any such cost-savings or synergies will be achieved.

Factors affecting our results of operations

Acquisition of Alderwoods

The acquisition of Alderwoods will have a significant impact on our operations. In addition to the effect of including Alderwoods’ business in our results after the acquisition is completed, we expect to achieve significant cost-savings and other synergies as a result of the Alderwoods acquisition. Based on current estimates and assumptions, we expect to achieve annual pretax cost savings of approximately $60 to $70 million within eighteen months of closing. We will incur one-time integration and other related costs of approximately $60 million (which does not include financing fees and other related transaction costs) of which we expect to incur $30 to $35 million during 2006 and the remainder during 2007. In connection with the acquisition and related financings, we will incur estimated transaction costs of $40.2 million. We will be more highly leveraged and after giving effect to the transactions, our interest expense will increase by approximately $30.4 million per year. See the discussion above for further information regarding synergies and costs associated with our acquisition of Alderwoods.

Demographic factors

More than 70% of all deaths in the United States occur at age 65 and older. In 2004 people aged 65 and older constituted 12% of the population, according to the U.S. Census Bureau; the U.S. Census Bureau projects that by 2020 the number of Americans aged 65 and older will exceed 16% of the population. We believe these demographic trends will produce a growing demand for our services.

Nevertheless, the number of annual deaths in North America is expected to remain relatively constant for at least another decade because of healthier lifestyles and improved medical care.

In 2003 life expectancy in the United States reached 77.6 years, compared with 74.6 years in 1983, according to the National Center for Health Statistics. Therefore, our near-term strategies do not anticipate any increase in the number of deaths. Rather, they are designed to increase volume and profitability at existing businesses.

Average revenue per funeral service

Average revenue per funeral service is a primary driver of our funeral revenues. We calculate average revenue per funeral service by dividing funeral revenue (excluding general agency (GA) revenue, which are commissions we receive from third-party insurance companies when our customers purchase insurance contracts from them, and Kenyon revenue) by the number of funeral services performed during the period. SCI’s comparable average revenue per funeral service totaled $4,316 in fiscal 2004, $4,410 in fiscal 2005, and $4,669 during the six months ended June 30, 2006. The improvement in SCI’s average revenue per funeral service is due, in part, to strategic plans initiated in 2005 and 2006 related to pricing and customer segmentation. Over the last twelve months, SCI has realigned its pricing away from its product offerings to its service offerings, concentrating on those areas where its customers believe the most value is added. In early 2006, as a result of its customer segmentation strategy, SCI exited certain activities that generated very low margins. These initiatives, while reducing funeral case volume, have generated significant improvements in both average revenue per funeral service and gross margin. We expect these improvements to continue in the future as we continue to exit other markets and redeploy our resources to more profitable areas. Alderwoods’ comparable average revenue per funeral service totaled $4,036 in fiscal 2004, $4,160 in fiscal 2005 and $4,294 during the twenty four weeks ended June 17, 2006.

Divestitures

SCI has received over $1.9 billion in asset sale proceeds since 2000, divesting over 2,700 funeral homes and cemeteries. These divestitures included SCI’s operations in Europe and South America as well as underperforming businesses in North America. The majority of these transactions were sales of companies with multiple operating locations. Alderwoods has received over $228 million in asset sale proceeds since 2002, divesting over 250 funeral homes and cemeteries and its non-strategic home service insurance company.

SCI expects to execute a consent order with the staff of the FTC in connection with the acquisition, which will identify certain properties the FTC will require us to divest as a result of the acquisition. The consent order will be subject to approval by the FTC commissioners, which approval is a condition to the consummation of the acquisition. No final agreement has been reached with any third party concerning the sale of any such assets. We believe the divestiture of these assets, together with the divestiture of other SCI assets that we have identified for sale, will generate proceeds of approximately $200 million in the near future, which we expect to use to repay debt. There can be no assurance that the divestitures described above will be consummated, or if consummated will generate the proceeds described above. For purposes of the pro forma information, the assets to be sold pursuant to the divestitures have been reclassified on the pro forma balance sheet as assets held for sale and the results of operations of these assets have been eliminated from the pro forma statement of operations. No pro forma adjustments have been made to reflect any anticipated gain or loss from the divestitures and no adjustment has been made to reflect any earnings benefit from the reinvestment of any proceeds from the divestitures or any reduction of debt from the application of sales proceeds. In addition, after completion of the acquisition, we intend to undertake a comprehensive review of all our integrated operations and we believe there may be further asset sales in the next six to 18 months.

Preneed production and maturities

In addition to selling our products and services to client families at the time of need, we sell price guaranteed preneed funeral and cemetery trust contracts which provide for future funeral or cemetery services and merchandise. Since preneed funeral and cemetery services or merchandise will not be provided until some time in the future, most states and provinces require that all or a portion of the funds collected from customers on preneed funeral and cemetery contracts be paid into trusts until the merchandise is delivered or the service is performed. In certain situations, where permitted by state or provincial laws, we post a surety bond as financial assurance for a certain amount of the preneed funeral or cemetery contract in lieu of placing funds into trust accounts.

The following table reflects our North America backlog of trust funded deferred preneed funeral and cemetery contract revenues including amounts related to Non-controlling interest in funeral and cemetery trusts at December 31, 2005 on a combined historical basis. Additionally, we have reflected our North America backlog of unfulfilled insurance-funded contracts (not included in our consolidated balance sheet) and total North America backlog of preneed funeral contract revenues at December 31, 2005. The backlog amounts presented are reduced by an amount that we believe will cancel before maturity based on our historical experience.

The table also reflects our North America trust funded preneed funeral and cemetery receivables and trust investments associated with our backlog of trust funded deferred preneed funeral and cemetery contract revenues, net of an estimated cancellation allowance, on a combined historical basis

We believe that the table below is meaningful because it sets forth the aggregate amount of future revenues we expect to recognize as a result of preneed sales, on a combined historical basis, as well as the amount of assets associated with those revenues. Because the future revenues exceed the asset amounts, our future revenues will exceed the amount of cash actually received when the revenues are generated.

As of December 31, 2005
(Dollars in millions)	SCI	Alderwoods	Total

Backlog of trust funded deferred preneed funeral revenues	$1,495.5	$355.2	$1,850.7
Backlog of third-party insurance funded preneed funeral revenues	2,092.1	657.0	2,749.1
Backlog of subsidiary insurance funded preneed funeral revenues	–	331.6	331.6

Total backlog of preneed funeral revenues	$3,587.6	$1,343.8	$4,931.4

Assets associated with backlog of trust funded deferred preneed funeral revenues, net of estimated allowance for cancellation	$1,158.7	$341.4	$1,500.1
Insurance policies associated with insurance funded deferred preneed funeral revenues, net of estimated allowance for cancellation	2,092.1	988.6	3,080.7

Total assets associated with backlog of preneed funeral revenues	$3,250.8	$1,330.0	$4,580.8

Backlog of deferred cemetery revenues	$1,644.5	$282.8	$1,927.3
Assets associated with backlog of deferred cemetery revenues, net of estimated allowance for cancellation	$1,157.4	$314.7	$1,472.1

The market value of funeral and cemetery trust investments was based primarily on quoted market prices at December 31, 2005. The difference between the backlog and asset amounts represents the contracts for which we have posted surety bonds as financial assurance in lieu of trusting, the amounts collected from customers that were not required to be deposited to trust or bonded and allowable cash distributions from trust assets. The table also reflects the amounts expected to be received from insurance companies through the assignment of policy proceeds related to insurance funded funeral contracts.

The trend toward cremation

In the deathcare industry, there has been a growing trend in the number of cremations performed in North America as an alternative to traditional funeral service dispositions. We believe this presents a significant opportunity for our company, especially since research shows that most people who choose cremation do so for reasons unrelated to cost. We have been a leading provider of cremation services in North America, with cremation representing approximately 37%, 38% and 39% of our funeral services in 2003, 2004 and 2005, respectively, after giving pro forma effect to the transactions. While cremation has traditionally resulted in lower gross profits because it reduces casket sales and because many customers who choose cremation may also decide against purchasing cemetery property, we believe we can improve revenue and profit trends associated with cremation services by realigning our pricing model and offering better and more personalized products and services.

Financial condition, liquidity and capital resources

Combined company

Our principal ongoing uses of cash are to meet working capital and capital expenditure requirements and to fund debt obligations. Our primary sources of liquidity are cash flow from operations, cash on hand, proceeds from asset sales and our available capacity under our new senior credit facility, which we believe are adequate to meet our operating needs for the foreseeable future.

Financing for the acquisition. In connection with the closing of the acquisition, we will enter into a new $450 million senior credit facility, consisting of a $150 million 3-year term loan, all of which will be borrowed in connection with the transactions, and a $300 million 5-year revolving credit facility, none of which is expected to be drawn in connection with the transactions based on expected cash balances at closing. In addition, we will issue $500 million of notes in the Offering and an additional $200 million aggregate principal amount of privately placed debt securities. Upon consummation of the acquisition, SCI and Alderwoods will terminate all commitments and Alderwoods will repay all outstanding borrowings under their existing credit facilities.

In connection with the acquisition, on September 7, 2006, Alderwoods commenced a tender offer to purchase $200 million of its outstanding 7.75% Senior Notes due 2012 (the “Alderwoods 7.75% Notes”) and a solicitation of consents to eliminate substantially all of the restrictive covenants and certain events of default and to modify certain other provisions of the indenture relating to the Alderwoods 7.75% Notes. This tender offer is scheduled to expire on October 5, 2006, but is expected to be extended to the closing date of the acquisition if that date is later than October 5, 2006. The tender offer is conditioned upon, among other things, the tender of a majority of the outstanding principal amount of the Alderwoods 7.75% Notes, the consummation of the acquisition and the financing transactions described above and other customary conditions. The total consideration offered in the tender offer and the consent solicitation will be determined based on a formula which depends in part on the yield on a reference security, which is currently expected to be determined on September 20, 2006, and includes a consent payment. Accrued and unpaid interest to but excluding the settlement date will also be paid with respect to all existing notes purchased in the tender offer.

In addition, on September 7, 2006, SCI commenced a tender offer to purchase $144.5 million aggregate principal amount of its outstanding 7.7% Senior Notes due 2009, CUSIP Nos: 817565AXZ; 817565AV6; 817565AW4 (the “SCI 7.7% Notes”), and a solicitation of consents to eliminate substantially all of the restrictive covenants and certain events of default and to modify certain other provisions of the indenture relating to the SCI 7.7% Notes. This tender offer is scheduled to expire on October 5, 2006, but is expected to be extended to the closing date of the acquisition if that date is later than October 5, 2006. The tender offer is conditioned upon, among other things, the tender of a majority of the outstanding SCI 7.7% notes, the consummation of the acquisition and the financing transactions described above and other customary conditions. The total consideration offered in the tender offer and the consent solicitation will be determined based on a formula which depends in part on the yield on a reference security, which is currently expected to be determined on September 20, 2006, and includes a consent payment. Accrued and unpaid interest to but excluding the settlement date will also be paid with respect to all existing notes purchased in the tender offer. SCI currently has outstanding a separate series of 7.7% Notes due 2009, which have different CUSIP numbers. SCI is not making a tender offer or consent solicitation for those notes.

Liquidity after the acquisition. After the consummation of the transactions, we will be highly leveraged. On a pro forma basis as of June 30, 2006 and after giving effect to the transactions, we will have outstanding indebtedness of approximately $2,034.0 million, with reduced near-term maturities and a more balanced overall maturity schedule. Based on expected cash balances at closing, we expect to have approximately $229.9 million available for additional borrowing under our revolving credit facility (after giving effect to approximately $70.1 million of outstanding letters of credit). Our new senior credit facility agreement and the note purchase agreement evidencing our new privately placed debt securities contain both affirmative and negative covenants, including limitations, subject to certain exceptions, on our ability to incur additional indebtedness (including guarantee obligations); create liens on assets; enter into sale and leaseback transactions; engage in mergers, liquidations and dissolutions; sell assets; enter into leases; pay dividends, distributions and other payments in respect of capital stock, and purchase our capital stock in the open market; make investments, loans or advances; repay subordinated indebtedness or amend the agreements relating thereto; engage in certain transactions with affiliates; change our fiscal year; create restrictions on our ability to receive distributions from subsidiaries; and change our lines of business; and require us to meet or exceed certain leverage and interest coverage ratios. No pro forma adjustments have been made to reflect a reduction of debt from the application of proceeds expected to be received in connection with the divestitures.

Upon completion of the acquisition, we intend to focus on the near-term reduction of our outstanding indebtedness to our long-term target levels. Through the application of operating cash flow and proceeds from asset sales to retire pre-payable debt, we expect to reduce our outstanding debt to approximately $1.7 billion within the next several years.

SCI expects to execute a consent order with the staff of the FTC in connection with the acquisition, which will identify certain properties the FTC will require us to divest as a result of the acquisition. The consent order will be subject to approval by the FTC commissioners, which approval is a condition to the consummation of the acquisition. No final agreement has been reached with any third party concerning the sale of any such assets. We believe the divestiture of these assets, together with the divestiture of other SCI assets that we have identified for sale, will generate proceeds of approximately $200 million in the near future, which we expect to use to repay debt. There can be no assurance that the divestitures described above will be consummated, or if consummated will generate the proceeds described above. For purposes of the pro forma information in this current report, the assets to be sold pursuant to the divestitures have been reclassified on the pro forma balance sheet as assets held for sale and the results of operations of these assets have been eliminated from the pro forma statement of operations. No pro forma adjustments have been made to reflect any anticipated gain or loss from the divestitures and no adjustment has been made to reflect any earnings benefit from the reinvestment of any proceeds from the divestitures or any reduction of debt from the application of sales proceeds. In addition, after completion of the acquisition, we intend to undertake a comprehensive review of all our integrated operations and we believe there may be further asset sales as a result of that review in the next six to 18 months. There can be no assurance that these asset sales will occur or if they occur that they will be on terms favorable to us.

We will continue to focus on funding disciplined growth initiatives that generate increased profitability, revenue and cash flows. These capital investments include the construction of high-end cemetery property (such as private family estates) and the construction of funeral home facilities at existing cemeteries. Over the next twelve months, giving pro forma effect to the transactions, we expect to spend approximately $25 million on capital expenditures to construct new funeral homes, and we expect our total maintenance capital expenditures to be approximately $125 million. We will also consider acquisitions that fit our long-term customer focused strategy, if the expected returns exceed our cost of capital.

In August 2004, SCI’s Board of Directors authorized a $400.0 million share repurchase program. Under this program, SCI has purchased 51.1 million shares at an average cost of $7.10 per share and currently have $36.7 million authorized for future repurchases. Once we achieve our leverage targets, we intend to make purchases from time to time in the open market or through privately negotiated transactions, subject to market conditions and normal trading restrictions. Since April 2005, SCI has paid a quarterly cash dividend of $.025 per share to its shareholders. While we intend to pay regular quarterly cash dividends for the foreseeable future, all subsequent dividends are subject to final determination by our Board of Directors each quarter after its review of our financial performance.

Off-balance sheet arrangements, contractual obligations, and commercial and contingent commitments

SCI

SCI has incurred various financial obligations and commitments in the ordinary course of conducting its business. SCI has contractual obligations requiring future cash payments under existing contractual arrangements, such as debt maturities, interest on long-term debt, and employment, consulting and non-competition agreements. SCI also has commercial and contingent obligations that result in cash payments only if certain contingent events occur requiring its performance pursuant to a funding commitment.

The following table details SCI’s known future cash payments (on an undiscounted basis) related to various contractual obligations as of December 31, 2005.

Contractual obligations	Payments due by period
(Dollars in millions)	2006	2007—2008	2009—2010	Thereafter	Total

Current maturities of long-term debt(1)	$20.7	$–	$–	$–	$20.7
Long-term debt maturities(1)	–	225.6	347.6	613.3	1,186.5
Interest obligation on long-term debt(1)	90.2	158.2	96.9	250.4	595.7
Casket purchase agreement(2)	48.0	–	–	–	48.0
Operating lease agreements(3)	34.1	54.9	35.1	57.7	181.8
Employment, consulting and non-competition agreements(4)	21.6	21.5	4.2	2.3	49.6

Total contractual obligations	$214.6	$460.2	$483.8	$923.7	$2,082.3

(1)	SCI’s outstanding indebtedness contains standard provisions, such as payment delinquency default clauses and change of control clauses. In addition, SCI’s new senior credit facility contains a maximum leverage ratio and a minimum interest coverage ratio.

(2)	SCI has executed a purchase agreement with a major casket manufacturer for its North America operations with an original minimum commitment of $750 million, covering a six-year period that expired in 2004. The agreement contained provisions for annual price adjustments and provided for a one-year extension to December 31, 2005, which SCI elected to extend in order to satisfy its commitment. In January 2005, SCI again amended the original purchase agreement to allow it to continue purchasing caskets through 2006, subject to price increase limitations. At December 31, 2005, SCI’s remaining casket purchase commitment under the agreement was $48.0 million. See note thirteen to SCI’s annual financial statements for additional details related to this purchase agreement.

(3)	The majority of SCI’s operating leases contain options to (i) purchase the property at fair value on the exercise date, (ii) purchase the property for a value determined at the inception of the leases, or (iii) renew for the fair rental value at the end of the primary lease term. SCI’s operating leases at December 31, 2005, primarily related to funeral service locations, automobiles, limousines, hearses, cemetery operating and maintenance equipment and two aircraft. At December 31, 2005, SCI has residual value exposure related to certain operating leases of $22.2 million. SCI believes that is it unlikely that it will have to make future cash payments related to these residual value exposures. In order to eliminate the variable interest rate risk in SCI’s operating margins and improve the transparency of its financial statements, SCI amended certain of its transportation lease agreements in the first quarter of 2006. Based on the amended terms, these leases have been converted from operating leases to capital leases for accounting purposes in 2006.

(4)	SCI has entered into management employment, consulting and non-competition agreements which contractually require SCI to make cash payments over the contractual period. The agreements have been primarily entered into with certain officers and employees of SCI and former owners of businesses acquired. The contractual obligation amounts pertain to the total commitment outstanding under these agreements and may not be indicative of future expenses to be incurred related to these agreements due to cost rationalization programs completed by SCI. Agreements with contractual periods less than one year are excluded. See note thirteen to SCI’s annual financial statements for additional details related to these agreements.

SCI has not included amounts in this table for payments of pension contributions and payments for various postretirement welfare plans and postemployment benefit plans, as such amounts have not been determined beyond 2005.

The following table details SCI’s known potential or possible future cash payments (on an undiscounted basis) related to various commercial and contingent obligations as of December 31, 2005.

Commercial and contingent obligations	Expiration by period
(Dollars in millions)	2006	2007—2008	2009—2010	Thereafter	Total

Surety obligations(1)	$285.7	$–	$–	$–	$285.7
Letters of credit(2)	54.7	–	–	–	54.7
Representations and warranties(3)	9.4	24.1	–	–	33.5
Income distributions from trust(4)	15.8	–	–	–	15.8

Total commercial and contingent obligations	$365.6	$24.1	$–	$–	$389.7

(1)	To support its operations, SCI has engaged certain surety companies to issue surety bonds on SCI’s behalf for customer financial assurance or as required by state and local regulations. The surety bonds are primarily obtained to provide assurance for SCI’s preneed funeral and preneed cemetery obligations, which are appropriately presented as liabilities in the consolidated balance sheet as Deferred preneed funeral contract revenues and Deferred cemetery contract revenues. The total outstanding surety bonds at December 31, 2005 were $329.3 million. Of this amount, $313.6 million was related to preneed funeral and preneed cemetery obligations. When SCI uses surety bonds for preneed funeral and cemetery obligations, the bond amount required is based on the calculated trusting requirements as if the contract was paid in full at the time of sale. When SCI deposits funds into state-mandated trust funds, however, the amount deposited is generally based on the amount of cash received and payment application rules in the state trust requirements. Therefore, in the event all of the surety companies canceled or did not renew SCI’s outstanding surety bonds, which are generally renewed for twelve-month periods, SCI would be required to either obtain replacement assurance or fund approximately $285.7 million, as of December 31, 2005, primarily into state-mandated trust accounts. At this time, SCI does not believe it will be required to fund material future amounts related to these surety bonds.

(2)	SCI is occasionally required to post letters of credit, issued by a financial institution, to secure certain insurance programs or other obligations. Letters of credit generally authorize the financial institution to make a payment to the beneficiary upon the satisfaction of a certain event or the failure to satisfy an obligation. The letters of credit are generally posted for one-year terms and are usually automatically renewed upon maturity until such time as SCI has satisfied the commitment secured by the letter of credit. SCI is obligated to reimburse the issuer only if the beneficiary collects on the letter of credit. SCI believes that it is unlikely it will be required to fund a claim under its outstanding letters of credit.

(3)	In addition to the letters of credit described above, SCI currently has contingent obligations of $33.5 million related to its asset sale and joint venture transactions. SCI has agreed to guarantee certain representations and warranties associated with such disposition transactions with letters of credit or interest-bearing cash investments. SCI has interest-bearing cash investments of $6.8 million included in Deferred charges and other assets pledged as collateral for certain of these contingent obligations. SCI does not believe it will ultimately be required to fund to third parties any claims against these representations and warranties. During the year ended December 31, 2004, SCI recognized $35.8 million of contractual obligations related to representations and warranties associated with the disposition of its funeral operations in France. The remaining obligations of $24.1 million at December 31, 2005 is primarily related to taxes and certain litigation matters. At June 30, 2006, the remaining obligations totaled $23.7 million. This amount is recorded in Other liabilities in SCI’s consolidated balance sheet. See note nineteen to SCI’s annual financial statements for addition information related to the disposition of SCI’s French operations.

(4)	In certain states and provinces, SCI has withdrawn allowable distributable earnings including unrealized gains prior to the maturity or cancellation of the related contract. In the event of market declines, SCI may be required to re-deposit portions or all of these amounts into the respective trusts in some future period.

Combined company

The following table details our known future cash payments (on an undiscounted basis) related to various contractual obligations as of June 30, 2006, after giving pro forma effect to the transactions.

	Payments due by period
Contractual obligations	Remainder of
(Dollars in millions)	2006	2007—2008	2009—2010	Thereafter	Total

Current maturities of long-term debt(1)	$24.3	$–	$–	$–	$24.3
Long-term debt maturities(1)(4)	–	264.9	390.3	1,354.5	2,009.7
Interest obligation on long-term debt(2)	74.8	282.9	220.8	495.1	1,073.6
Casket purchase agreement(3)	12.8	–	–	–	12.8
Operating lease agreements(4)	9.9	24.2	18.7	67.6	120.4
Employment, consulting and non-competition agreements(5)	10.8	21.5	4.2	2.3	38.8

Total contractual obligations	$132.6	$593.5	$634.0	$1,919.5	$3,279.6

(1)	Our outstanding indebtedness contains standard provisions, such as payment delinquency default clauses and, in some cases, change of control clauses. In addition, SCI’s bank credit agreement contains a maximum leverage ratio and a minimum interest coverage ratio. Current and long-term debt maturities include capital leases.

(2)	Interest on revolving credit facility, term loan and privately placed debt securities assume LIBOR remaining at 5.40% throughout all periods.

(3)	SCI has executed a purchase agreement with a major casket manufacturer for its North America operations with an original minimum commitment of $750 million, covering a six-year period that expired in 2004. The agreement contained provisions for annual price adjustments and provided for a one-year extension to December 31, 2005, which SCI elected to extend in order to satisfy its commitment. In January 2005, SCI again amended the original purchase agreement to allow it to continue purchasing caskets through 2006, subject to price increase limitations. At June 30, 2006, SCI’s remaining casket purchase commitment under the agreement was $12.8 million.

(4)	Our operating leases at December 31, 2005, primarily related to funeral service locations, automobiles, limousines, hearses, cemetery operating and maintenance equipment and two aircraft. In order to eliminate the variable interest rate risk in SCI’s operating margins and improve the transparency of its financial statements, SCI amended certain of its transportation lease agreements in the first quarter of 2006. Based on the amended terms, these leases have been converted from operating leases to capital leases for accounting purposes in 2006. As a result the Company acquired $108,703 of transportation equipment utilizing capital leases, of which $102,322 were classified as operating leases in prior periods. All capital leases are included in current and long-term debt maturities.

(5)	SCI has entered into management employment, consulting and non-competition agreements which contractually require SCI to make cash payments over the contractual period. The agreements have been primarily entered into with certain officers and employees of SCI and former owners of businesses acquired. The contractual obligation amounts pertain to the total commitment outstanding under these agreements and may not be indicative of future expenses to be incurred related to these agreements due to cost rationalization programs completed by SCI. Agreements with contractual periods less than one year are excluded.

We have not included amounts in this table for payments of pension contributions and payments for various postretirement welfare plans and postemployment benefit plans, as such amounts have not been determined beyond 2005.

The following table details our known potential or possible future cash payments (on an undiscounted basis) related to various commercial and contingent obligations as of December 31, 2005, after giving pro forma effect to the transactions.

Commercial and contingent obligations	Expiration by period
(Dollars in millions)	2006	2007—2008	2009—2010	Thereafter	Total

Surety obligations(1)	$285.7	$–	$–	$–	$285.7
Letters of credit(2)	72.3	–	–	–	72.3
Representations and warranties(3)	9.4	24.1	–	–	33.5
Income distributions from trust(4)	15.8	–	–	–	15.8

Total commercial and contingent obligations	$383.2	$24.1	$–	$–	$407.3

(1)	To support its operations, SCI has engaged certain surety companies to issue surety bonds on SCI’s behalf for customer financial assurance or as required by state and local regulations. The surety bonds are primarily obtained to provide assurance for SCI’s preneed funeral and preneed cemetery obligations, which are appropriately presented as liabilities in the consolidated balance sheet as Deferred preneed funeral contract revenues and Deferred cemetery contract revenues. The total outstanding surety bonds at December 31, 2005 were $329.3 million. Of this amount, $313.6 million was related to preneed funeral and preneed cemetery obligations. When SCI uses surety bonds for preneed funeral and cemetery obligations, the bond amount required is based on the calculated trusting requirements as if the contract was paid in full at the time of sale. When SCI deposits funds into state-mandated trust funds, however, the amount deposited is generally based on the amount of cash received and payment application rules in the state trust requirements. Therefore, in the event all of the surety companies canceled or did not renew SCI’s outstanding surety bonds, which are generally renewed for twelve-month periods, SCI would be required to either obtain replacement assurance or fund approximately $285.7 million, as of December 31, 2005, primarily into state-mandated trust accounts. At this time, SCI does not believe it will be required to fund material future amounts related to these surety bonds.

(2)	We are occasionally required to post letters of credit, issued by a financial institution, to secure certain insurance programs or other obligations. Letters of credit generally authorize the financial institution to make a payment to the beneficiary upon the satisfaction of a certain event or the failure to satisfy an obligation. The letters of credit are generally posted for one-year terms and are usually automatically renewed upon maturity until such time as we have satisfied the commitment secured by the letter of credit. We are obligated to reimburse the issuer only if the beneficiary collects on the letter of credit. We believe that it is unlikely we will be required to fund a claim under its outstanding letters of credit.

(3)	In addition to the letters of credit described above, SCI currently has contingent obligations of $33.5 million related to its asset sale and joint venture transactions. SCI has agreed to guarantee certain representations and warranties associated with such disposition transactions with letters of credit or interest-bearing cash investments. SCI has interest-bearing cash investments of $6.8 million included in Deferred charges and other assets pledged as collateral for certain of these contingent obligations. SCI does not believe it will ultimately be required to fund to third parties any claims against these representations and warranties. During the year ended December 31, 2004, SCI recognized $35.8 million of contractual obligations related to representations and warranties associated with the disposition of its funeral operations in France. The remaining obligations of $24.1 million at December 31, 2005 is primarily related to taxes and certain litigation matters. At June 30, 2006, the remaining obligations totaled $23.7 million. This amount is recorded in Other liabilities in SCI’s consolidated balance sheet. See note nineteen to SCI’s annual financial statements for additional information related to the disposition of SCI’s French operations.

(4)	In certain states and provinces, SCI has withdrawn allowable distributable earnings including unrealized gains prior to the maturity or cancellation of the related contract. In the event of market declines, SCI may be required to re-deposit portions or all of these amounts into the respective trusts in some future period.

(5) Portions of Business

General

We are North America’s leading provider of deathcare products and services, with a network of funeral homes and cemeteries unequalled in geographic scale and reach. We hold leading positions in each of the U.S. and Canada and, in 2005, giving pro forma effect to the transactions, we estimate that we represented approximately 14% of the funeral and cemetery services business in North America based on industry revenues, which was approximately five times the share of our next largest North American competitor. At June 30, 2006, on a pro forma basis giving effect to the transactions, we owned and operated 1,438 funeral service locations and 235 cemeteries in North America, which are geographically diversified across 46 states, eight Canadian provinces, the District of Columbia and Puerto Rico. In addition, after giving pro forma effect to the transactions, we own and operate an insurance company that supports our funeral operations.

Our funeral service and cemetery operations consist of funeral service locations, cemeteries, funeral service/cemetery combination locations, crematoria and related businesses. We provide all professional services relating to funerals and cremations, including the use of funeral facilities and motor vehicles and preparation and embalming services. Funeral related merchandise, including caskets, burial vaults, cremation receptacles, flowers and other ancillary products and services, is sold at each of our funeral service locations. Our cemeteries provide cemetery property interment rights, including mausoleum spaces, lots and lawn crypts, and sell cemetery related merchandise and services, including stone and bronze memorials, burial vaults, casket and cremation memorialization products, merchandise installations and burial openings and closings. We also sell preneed funeral and cemetery products and services whereby a customer contractually agrees to the terms of certain products and services to be provided in the future. Finally, Alderwoods’ insurance subsidiary sells a variety of insurance products, primarily for the funding of preneed funerals sold by Alderwoods’ funeral locations.

At June 30, 2006, on a pro forma basis giving effect to the transactions, we owned 243 funeral service/cemetery combination locations in which a funeral service location is physically located within or adjoining a cemetery that we own. Combination locations allow certain facility, personnel, and equipment costs to be shared between the funeral service location and cemetery and typically can be cost competitive and still have higher gross margins than if the funeral and cemetery operations were operated separately. Combination locations also create synergies between funeral and cemetery sales force personnel and give families added convenience to purchase both funeral and cemetery products and services at a single location.

Our competitive strengths

Industry leader. We believe that our estimated 14% North America share, on a pro forma basis giving effect to the transactions, based on 2005 industry revenues, is approximately five times that of our next largest North American competitor and approximately two times that of the estimated 6% combined share of the remaining five publicly traded deathcare companies. We believe that our size provides us the benefits of standardized training, industry best practices and efficiencies of scale.

Geographic reach. After giving pro forma effect to the transactions, our combined network of more than 1,900 funeral and cemetery locations is diversified over 46 states, eight Canadian provinces, the District of Columbia and Puerto Rico, and allows us to serve a broad population base. We believe our scale differentiates us from our competition by allowing us to implement a national brand strategy and to pursue strategic affinity partnerships with national groups that can influence their members’ choice of deathcare provider. For example, our strategic affinity partnerships today include the Veterans of Foreign Wars and Ladies Auxiliary, whose combined membership exceeds two million. We believe that our extensive national network enhances purchasing scale and provides us with an advantage in selling preneed funeral and cemetery products and services by allowing us to offer our customers the ability to transfer their preneed contracts to any of the providers in our network.

National brand. In 2000, we introduced the first coast-to-coast funeral service brand in North America, Dignity Memorial®. We believe that a national brand name is increasingly important as North American consumers continue to become more geographically mobile. We believe that consumers are less likely now than they have been historically to live in the same community as their parents and grandparents or to know a local funeral director. By building favorable associations with the Dignity Memorial® brand—through funeral services, advertising and community outreach programs—we strive to create an image of consistency, dependability and excellence that makes consumers more likely to choose our providers. We expect the acquisition of Alderwoods to provide additional opportunities for us to expand the Dignity Memorial® brand. In addition, we are currently developing a second brand, Funeraria del Angeltm, to serve North America’s growing Hispanic population. As of June 30, 2006, Funeraria del Angeltm had 23 locations in California, Texas, Illinois and Kansas.

Innovative offerings. Using our Dignity Memorial® brand, we augment our range of traditional products and services with more contemporary and comprehensive offerings. In addition to a wide range of funeral, memorial, burial and cremation options, we offer assistance with many of the legal and administrative details that burden customers at times of loss. We also offer grief counseling for survivors and a bereavement travel program, which obtains special rates on airfare, car rentals and hotel accommodations for family and friends traveling from out of town to attend services, and an internet memorialization. In addition, we offer packaged plans for funerals and cremations that are designed to simplify customer decision-making. Since our packaged plans were introduced in 2004, they have achieved consistently high customer satisfaction ratings.

Reputation and service excellence. We believe that we have established a strong reputation for consistency and service excellence, which sets us apart from many of our competitors, serves as a key advantage to attracting customers and enhances our standing as an employer of choice within the industry. Continuing our commitment to excellence, in 2004 we established Dignity Universitytm, a virtual school for SCI employees at all levels. It offers a comprehensive curriculum of professional development and ethics training that is designed to help employees upgrade skills, advance their careers and implement ethical standards at every level of performance. We believe that the acquisition of Alderwoods will allow us to expand and build our reputation for service excellence.

Our strategies for growth

In recent years, we have strengthened our balance sheet, lowered our cost structure, introduced more efficient systems and processes and strengthened our management team. We believe these improvements, together with our acquisition of Alderwoods, present us with significant opportunities to achieve future growth. Our principal strategies are as follows:

Approach the business by customer preference. We are replacing the industry’s traditional one-size-fits-all approach with a flexible operating and marketing strategy that categorizes customers according to personal needs and preferences. Using this new approach, we will tailor our product and service offerings based on four variables:

•	convenience and location,

•	religious and ethnic customs,

•	quality and prestige, and

•	price.

By identifying customers based on these variables, we can focus our resources on the most profitable customer categories and improve our marketing effectiveness. We will continue to refine our pricing, product and marketing strategies to support this approach. Understanding customer attitudes and preferences is essential to our business, and we continue to invest in research in this area.

Consistent with this strategy, we have begun to analyze existing business relationships to determine whether they are consistent with our strategic goals. As a result, SCI made certain local business decisions to exit unprofitable business relationships and activities in late 2005 and early 2006, which resulted in an initial decrease in total funeral services performed. However, SCI has also experienced significant improvements in both average revenue per funeral service and gross margins. We expect these improvements to continue in the future as we redeploy resources to more profitable areas. We continue to analyze our operations and may exit certain business relationships or activities that do not fit our customer segmentation strategy.

Realign pricing to reflect current market environment. SCI, Alderwoods and other competitors in the deathcare industry have historically generated most of their profits from the sale of traditional products (including caskets, vaults and markers), while placing less emphasis on the services involved in funeral and burial preparation. However, because of increased customer preference for comprehensive and personalized deathcare services, as well as increased competition from retail outlets and websites for the sale of traditional products, SCI has realigned its pricing strategy from product to service offerings in order to focus on services that are most valued by customers. SCI’s initial results from the realignment strategy have been favorable based on increases in the overall average revenue per funeral service performed. Upon completion of the acquisition, we expect to evaluate Alderwoods’ pricing, and, if necessary, make any adjustments to align the pricing strategy at the Alderwoods’ locations to the current SCI locations.

Drive operating discipline and take advantage of our scale. Although we have already made substantial improvements in our infrastructure, we believe we can continue to achieve operating improvements through centralization and standardization of processes for staffing, central care, fleet management and cemetery maintenance. The acquisition of Alderwoods provides further opportunities for synergies and operating efficiencies, which will allow us to utilize our scale and increase profitability. We are developing clear, yet flexible, operating standards that will be used as benchmarks for productivity in these areas. In conjunction with these standards, we will develop and track shared best practices to support higher productivity. We also intend to continue to capitalize on our nationwide network of properties by pursuing strategic affinity partnerships. Over the longer term, we believe these relationships can be a key influence in the funeral home selection process.

Manage and grow the footprint. We will manage our network of business locations by positioning each business location to support the preferences of its local customer base while monitoring each region for changing demographics and competitive dynamics. We will primarily target customers who value quality and prestige or adhere to specific religious or ethnic customs. In addition, we expect to pursue selective business expansion through construction or targeted acquisitions of cemeteries and funeral homes with a focus on the highest-return customer categories. In particular, we will focus cemetery expansion efforts on large cemeteries that are or may be combined with funeral home operations, which allow facility, personnel, and equipment costs to be shared between the funeral services location and cemetery.

Operations

Following the acquisition of Alderwoods, we expect that our funeral and cemetery operations will be organized into a North America division covering the United States and Canada and an Other Foreign division including operations in Germany and Singapore. We currently intend to sell our operations in Germany and Singapore when economic values and conditions are conducive to a sale.

Following the acquisition of Alderwoods, our operations in the North America division are expected to be organized into approximately 31 major regions and 42 middle regions (including four Hispana regions). Each region will be led by a regional director with responsibility for funeral and/or cemetery operations and preneed sales. Within each region, the funeral homes and cemeteries share common resources such as personnel, preparation services and vehicles. There are four regional support centers in North America to assist regional directors with financial, administrative and human resource needs. These support centers are located in Houston, Miami, New York, and Los Angeles. The primary functions of the regional support centers are to help facilitate the execution of corporate strategies, coordinate communication between the field and corporate offices, and serve as liaisons for the implementation of policies and procedures.

The deathcare industry in North America is highly fragmented. To be successful, we believe our funeral service locations and cemeteries must maintain good reputations and high professional standards in the industry, as well as offer attractive products and services at competitive prices. We believe we have an unparalleled network of funeral service locations and cemeteries that offer high quality products and services at prices that are competitive with local competing funeral homes, cemeteries and retail locations.

We have multiple funeral service locations and cemeteries in a number of metropolitan areas. Within individual metropolitan areas, the funeral service locations and cemeteries operate under various names as most operations were acquired as existing businesses. Our wholly owned subsidiary, Kenyon International Emergency Services, provides disaster management services in mass fatality incidents. Some of our international funeral service locations operate under certain brand names specific for a general area or country. We have branded our funeral operations in North America under the name Dignity Memorial®. We believe that our national branding strategy gives us a competitive advantage in the industry. While this branding process is intended to emphasize our seamless national network of funeral service locations and cemeteries, the original names associated with acquired operations, and their inherent goodwill and heritage, generally remain the same. For example, Geo. H. Lewis & Sons Funeral Directors is now Geo. H. Lewis & Sons Funeral Directors, a Dignity Memorial® provider.

In the deathcare industry, there has been a growing trend in the number of cremations performed in North America as an alternative to traditional funeral service dispositions. Cremation services usually result in lower revenue and gross profit dollars than traditional funeral services. In North America during 2005, after giving pro forma effect to the transactions, approximately 39% of all funeral services we performed were cremation services, compared to approximately 38% performed in 2004. We have expanded our cremation memorialization products and services which has resulted in higher average sales for cremation services compared to historical levels.

We do not manufacture the merchandise and other products sold to our customers, but acquire them from third party manufacturers.

Our financial stability is enhanced by our approximately $6.8 billion backlog of future revenues, as of June 30, 2006 on a pro forma basis giving effect to the transactions, which is a result of our preneed funeral and cemetery sales in North America. These unfulfilled preneed contracts are primarily supported by investments in trust funds, which are included in our consolidated balance sheet, and third-party insurance policies, which are not included in our balance sheet. Preneed sales contribute to profitability and volume, and increase the predictability and stability of our revenues and cash flow.

Properties

At June 30, 2006, on a pro forma basis giving effect to the transactions, we owned and operated 1,438 funeral service locations and 235 cemeteries in North America, which are geographically diversified across 46 states, eight Canadian provinces, the District of Columbia and Puerto Rico.

SCI

At June 30, 2006, SCI owned approximately 88% of the real estate and buildings used at its facilities, and the remainder of these facilities were leased. SCI owns its corporate headquarters in Houston, Texas, which consists of approximately 127,000 square feet of office space and 185,000 square feet of parking space. SCI owns and utilizes two additional buildings located in Houston, Texas for corporate activities containing a total of approximately 207,000 square feet of office space.

At June 30, 2006, SCI’s 351 cemeteries (including combination locations) contained a total of approximately 25,407 acres, of which approximately 59% was developed.

The following table provides the number of SCI funeral homes and cemeteries by state and country as of June 30, 2006:

			Number of
	Number of	Number of	combination
Country, state/province	funeral homes	cemeteries	locations	Total

United States
Alabama	25	9	6	40
Alaska	4	–	2	6
Arizona	17	1	9	27
Arkansas	8	3	–	11
California	80	8	26	114
Colorado	16	3	9	28
Connecticut	17	–	–	17
District of Columbia	1	–	–	1
Florida	67	12	30	109
Georgia	21	8	2	31
Hawaii	2	2	0	4
Illinois	32	5	8	45
Indiana	20	6	2	28
Iowa	6	3	1	10
Kansas	5	1	3	9
Kentucky	11	3	2	16
Louisiana	12	1	4	17
Maine	12	–	–	12
Maryland	10	7	1	18
Massachusetts	23	–	–	23
Michigan	17	12	–	29
Mississippi	9	1	1	11
Missouri	20	4	5	29
Nebraska	4	–	–	4
New Hampshire	3	–	–	3

			Number of
	Number of	Number of	combination
Country, state/province	funeral homes	cemeteries	locations	Total

New Jersey	20	–	–	20
New York	56	–	–	56
North Carolina	27	4	1	32
Ohio	14	9	3	26
Oklahoma	4	2	4	10
Oregon	8	1	6	15
Pennsylvania	9	17	2	28
Rhode Island	1	–	–	1
South Carolina	1	3	2	6
South Dakota	2	–	–	2
Tennessee	13	5	7	25
Texas	89	15	29	133
Utah	1	1	2	4
Virginia	12	8	4	24
Washington	13	2	7	22
West Virginia	2	4	2	8
Wisconsin	10	–	–	10
Canada
Alberta	15	–	–	15
British Columbia	16	3	2	21
New Brunswick	5	–	–	5
Nova Scotia	5	–	–	5
Ontario	27	–	–	27
Quebec	48	–	–	48
Saskatchewan	4	–	–	4
Germany	14	–	–	14
Singapore	1	–	–	1

Total	859	163	182(1)	1,204

(1)	Certain combination locations consist of multiple cemeteries combined with one funeral home.

Alderwoods

Of Alderwoods’ 579 funeral homes as of June 17, 2006, 60 were leased facilities and the balance were owned by Alderwoods. In some cases, Alderwoods has a right of first refusal and/or an option to purchase its leased premises. Alderwoods has 18 funeral homes pledged through mortgages as security for other debt. As of June 17, 2006, there were 484 funeral homes located in the United States and 95 in Canada.

As of June 17, 2006, Alderwoods operated 61 combination funeral homes and cemeteries, of which 58 were located in the United States and three in Canada. Of these properties, one funeral home was leased, and the balance were owned by Alderwoods.

As of June 17, 2006, Alderwoods operated or provided management and sales services pursuant to various management and sales agreements to 71 cemeteries located in the United States and one in Canada. The cemeteries (including those in combination funeral homes and cemeteries) operated by Alderwoods as of June 17, 2006, contained an aggregate of approximately 8,500 acres, of which approximately 62% were developed.

Alderwoods’ office in Cincinnati, Ohio occupies approximately 21,000 square feet of leased office space. Alderwoods’s office in Toronto, Ontario occupies approximately 29,000 square feet of owned office space. Alderwoods’ office in Burnaby, British Columbia occupies approximately 71,000 square feet of leased office space. As part of our integration of Alderwoods, we intend to exit these facilities when conditions are appropriate.

Alderwoods’ number of continuing operating locations by country, state and province as of June 17, 2006 are provided in the table below:

				Total number of
	Number of operating locations			operating
Country, state / province	Funeral	Cemetery	Combination	locations

Canada
British Columbia	17	–	1	18
Alberta	11	–	–	11
Saskatchewan	22	–	–	22
Manitoba	3	1	2	6
Ontario	22	–	–	22
Quebec	14	–	–	14
Nova Scotia	6	–	–	6

Total Canada	95	1	3	99
United States
Alabama	7	–	1	8
Alaska	3	–	–	3
Arizona	5	–	1	6
Arkansas	3	–	–	3
California	44	1	6	51
Colorado	3	1	1	5
Connecticut	1	–	–	1
Florida	32	7	8	47
Georgia	23	5	6	34
Idaho	3	1	–	4
Illinois	6	16	3	25
Indiana	10	4	1	15
Kansas	7	–	–	7
Louisiana	18	2	–	20
Maryland	2	–	–	2
Massachusetts	13	–	–	13
Michigan	12	–	–	12
Minnesota	9	1	1	11

				Total number of
	Number of operating locations			operating
Country, state / province	Funeral	Cemetery	Combination	locations

Mississippi	17	1	3	21
Montana	4	–	–	4
Nevada	2	–	1	3
New Hampshire	4	–	–	4
New Mexico	5	–	–	5
New York	36	1	–	37
North Carolina	26	8	3	37
Ohio	13	4	1	18
Oklahoma	18	1	1	20
Oregon	18	1	3	22
Pennsylvania	5	–	–	5
Rhode Island	3	–	–	3
South Carolina	6	3	4	13
Tennessee	31	2	5	38
Texas	52	4	4	60
Virginia	18	–	–	18
Washington	19	3	3	25
West Virginia	3	–	–	3
Puerto Rico	3	5	2	10

Total United States	484	71	58	613

Overall total as of June 17, 2006	579	72	61	712

Competition

The deathcare industry is characterized by a large number of locally-owned, independent operations. There are approximately 22,000 funeral homes and 10,500 cemeteries in the United States. The share of a single funeral home or cemetery in any community is a function of the name, reputation and location of that funeral home or cemetery although competitive pricing, professional service and attention, and well-maintained locations are also important. We believe customer families tend to choose a funeral home because it previously served their family and because of the funeral home’s reputation, which must be developed over time. After the acquisition, the two largest public operators in the death care industry in the United States, based on total revenue and number of locations, will be us and Stewart Enterprises, Inc. After giving pro forma effect to the transactions, we believe that we and Stewart collectively represented approximately 17% of funeral service revenues in the United States in 2005.

Regulation

Our operations are subject to regulations, supervision and licensing under numerous foreign, federal, state and local laws, ordinances and regulations, including extensive regulations concerning trust funds, preneed sales of funeral and cemetery products and services and various other aspects of our business. We strive to comply in all material respects with the provisions of these laws, ordinances and regulations. Since 1984, we have operated in the United States under the FTC comprehensive trade regulation rule for the funeral industry. The rule contains requirements for funeral industry practices, including extensive price and other affirmative disclosures and imposes mandatory itemization of funeral goods and services.

Employees

At December 31, 2005, on a combined historical basis, we employed approximately 25,000 (approximately 23,700 in North America) individuals on either a full time or part time basis. Approximately 630 of our employees in North America are represented by unions. Although labor disputes are experienced from time to time, relations with employees are generally considered favorable.

Legal proceedings

SCI

SCI is a party to various litigation matters, investigations and proceedings. For each of its outstanding legal matters, SCI evaluates the merits of the case, its exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If SCI determines that an unfavorable outcome is probable and can be reasonably estimated, it establishes the necessary accruals. Certain insurance policies held by SCI may reduce cash outflows with respect to an adverse outcome of certain of these litigation matters. SCI accrues such insurance recoveries when they become probable of being paid and can be reasonably estimated.

Conley Investment Counsel v. Service Corporation International, et al; Civil Action 04-MD-1609; In the United States District Court for the Southern District of Texas, Houston Division (the “2003 Securities Lawsuit”). The 2003 Securities Lawsuit resulted from the transfer and consolidation by the Judicial Panel on Multidistrict Litigation of three lawsuits—Edgar Neufeld v. Service Corporation International, et al; Cause No. CV-S-03-1561-HDM-PAL; in the United States District Court for the District of Nevada; Rujira Srisythemp v. Service Corporation International, et. al.; Cause No. CV-S-03-1392-LDG-LRL; In the United States District Court for the District of Nevada; and Joshua Ackerman v. Service Corporation International, et al; Cause No. 04-CV-20114; In the United States District Court for the Southern District of Florida. The 2003 Securities Lawsuit names as defendants SCI and several of SCI’s current and former executive officers or directors. The 2003 Securities Lawsuit is a purported class action alleging that the defendants failed to disclose the unlawful treatment of human remains and gravesites at two cemeteries in Fort Lauderdale and West Palm Beach, Florida. Since the action is in its preliminary stages, no discovery has occurred, and SCI cannot quantify its ultimate liability, if any, for the payment of damages.

Maria Valls, Pedro Valls and Roberto Valls, on behalf of themselves and all other similarly situated v. SCI Funeral Services of Florida, Inc. d/b/a Memorial Plan a/k/a Flagler Memorial Park, John Does and Jane Does; Case No. 23693CA08; In the Circuit Court of the 11th Judicial Circuit in and for Miami-Dade County, Florida (“Consumer Lawsuit”). The Consumer Lawsuit was filed December 5, 2005, and named a subsidiary of SCI as a defendant. An amended complaint was filed on May 31, 2006. Plaintiffs have requested that the Court certify this matter as a class action. The plaintiffs allege the defendants improperly handled remains, did not keep adequate records of interments, and engaged in various other improprieties in connection with the operation of the cemetery. The plaintiffs seek to certify as a class all family members of persons buried at the cemetery. The defendant has recently filed a motion to dismiss plaintiffs’ claims, to oppose any certification as a class action, and to stay discovery pending resolution of these motions. The plaintiffs are seeking monetary damages and have reserved the right to seek leave from the Court to claim punitive damages. The plaintiffs are also seeking injunctive relief. Since the action is in its preliminary stages, no discovery has occurred, and SCI cannot quantify its ultimate liability, if any, for the payment of any damages. The defendant has also been contacted by representatives of other families who may pursue claims related to this and other cemeteries.

David Hijar v. SCI Texas Funeral Services, Inc., SCI Funeral Services, Inc., and Service Corporation International; In the County Court of El Paso, County, Texas, County Court at Law Number Three; Cause Number 2002-740, with an interlocutory appeal pending in the El Paso Court of Appeals, No. 08-05-00182-CV, and a mandamus proceeding pending in the El Paso Court of Appeals, No. 08-05-00335-CV (collectively, the “Hijar Lawsuit”). The Hijar Lawsuit involves a state-wide class action brought on behalf of all persons, entities and organizations who purchased funeral services from SCI or its subsidiaries in Texas at any time since March 18, 1998. Plaintiffs allege that federal and Texas funeral related regulations and/or statutes (“Rules”) required SCI to disclose its markups on all items obtained from third parties in connection with funeral service contracts and that the failure to make certain disclosures of markups resulted in breach of contract and other legal claims. The plaintiffs seek to recover an unspecified amount of monetary damages. The plaintiffs also seek attorneys’ fees, costs of court, pre- and post-judgment interest, and unspecified “injunctive and declaratory relief.” SCI denies that the plaintiffs have standing to sue for violations of the Texas Occupations Code or the Rules, denies that plaintiffs have standing to sue for violations under the relevant regulations and statutes, denies that any breaches of contractual terms occurred, and on other grounds denies liability on all of the plaintiffs’ claims. Finally, SCI denies that the Hijar Lawsuit satisfies the requirements for class certification.

In May 2004, the trial court heard summary judgment cross-motions filed by SCI and Plaintiff Hijar (at that time, the only plaintiff). The trial court granted Hijar’s motion for partial summary judgment and denied SCI’s motion. In its partial summary judgment order, the trial court made certain findings to govern the case, consistent with its summary judgment ruling. SCI’s request for rehearing was denied.

During the course of the Hijar Lawsuit, the parties have disputed the proper scope and substance of discovery. Following briefing by both parties and evidentiary hearings, the trial court entered three orders against SCI that are the subject of appellate review: (a) a January 2005 discovery sanctions order; (b) an April 2005 discovery sanctions order; and (c) an April 2005 certification order, certifying a class and two subclasses. On April 29, 2005, SCI filed an appeal regarding the certification order and, concurrently with its initial brief in that appeal, filed a separate mandamus proceeding regarding the sanctions orders. In the certification appeal the court of appeals heard oral arguments on April 4, 2006. On July 27, 2006, the court of appeals issued an opinion holding that the plaintiffs do not have a private right of action for monetary damages under the relevant regulations and statutes. The opinion concludes that the plaintiffs do not have standing to assert their claims for monetary damages on behalf of themselves or the class. The court of appeals therefore reversed the trial court’s order certifying a class, rendered judgment against the plaintiffs on their claims for damages, and remanded the remaining general individual claims for injunctive relief back to the trial court (without opining on the merits of those claims) for further handling consistent with the court’s opinion. In the mandamus proceeding, the court of appeals denied the mandamus petition in January 2006, and denied rehearing on March 15, 2006. SCI filed a petition for writ of mandamus in the Supreme Court of Texas, which on September 11, 2006 requested full briefing on the merits. SCI’s brief on the merits is currently due on October 11, 2006.

Mary Louise Baudino, et al v. Service Corporation International, et al; the plaintiffs’ counsel in the Hijar Lawsuit initiated an arbitration claim raising similar issues in California and filed in November 2004 a case styled Mary Louise Baudino, et al v. Service Corporation International, et al; in Los Angeles County Superior Court; Case No. BC324007 (“Baudino Lawsuit”). The Baudino Lawsuit makes claims similar to those made in the Hijar lawsuit. However, the Baudino Lawsuit seeks a nation-wide class of plaintiffs. The Baudino Lawsuit is in its early stages and discovery is in its infancy.

SCI is a defendant in two related class action antitrust cases filed in 2005. The first case is Cause No 4:05-CV-03394; Funeral Consumers Alliance, Inc. v. Service Corporation International, et al; In the United States District Court for the Southern District of Texas — Houston (“Funeral Consumers Case”). This is a purported class action on behalf of casket consumers throughout the United States alleging that SCI and several other companies involved in the funeral industry violated federal antitrust laws and state consumer laws by engaging in various anti-competitive conduct associated with the sale of caskets.

SCI is also a defendant in Cause No. 4:05-CV-03399; Pioneer Valley Casket, et. al. v. Service Corporation International, et al; In the United States District Court for the Southern District of Texas — Houston Division (“Pioneer Valley Case”). This lawsuit makes the same allegations as the Funeral Consumers Case and is also brought against several other companies involved in the funeral industry. Unlike the Funeral Consumers Case, the Pioneer Valley Case is a purported class action on behalf of all independent casket distributors that are in the business or were in the business any time between July 18, 2001 to the present.

SCI was formerly a defendant in a related class action lawsuit styled Ralph Lee Fancher v. Service Corporation International, et al; In the United States District Court for the Southern District of Texas-Houston Division, and Cause No. 4:05-CV-00246. That lawsuit was dismissed in May 2006 upon request by the plaintiffs.

The Funeral Consumers Case and the Pioneer Valley Case seek injunctions, unspecified amounts of monetary damages, and treble damages. In the Funeral Consumers Case, plaintiffs were seeking the court’s permission to add a claim to enjoin SCI and Alderwoods from closing the acquisition. On July 31, 2006, the trial court issued an order denying plaintiff’s request to add a claim to enjoin such acquisition. Since the litigation is in its preliminary stages, SCI cannot quantify its ultimate liability, if any, for the payment of damages.

In addition to the Funeral Consumers Case and the Pioneer Valley Case, SCI has received Civil Investigative Demands, dated in August 2005 and February 2006, from the Attorney General of Maryland on behalf of itself and other state attorneys general, who have commenced an investigation of alleged anti-competitive practices in the funeral industry. SCI has also received similar Civil Investigative Demands from the Attorneys General of Florida and Connecticut.

The ultimate outcome of the matters described above cannot be determined at this time. SCI intends to aggressively defend all of the above lawsuits; however, an adverse decision in one or more of such matters could have a material adverse effect on SCI, its financial condition, results of operations, and cash flows.

Alderwoods

Funeral Consumers Alliance, Inc. et al v. Alderwoods Group, Inc. et al was filed in the United States District Court for the Northern District of California in April, 2005. This case has been transferred to the United States District Court for the Southern District of Texas, Case No. CV3394. To date, six separate class action lawsuits, including Francis H. Rocha v. Alderwoods Group, Inc. et al, Marcia Berger v. Alderwoods Group, Inc. et al, Maria Magsarili and Tony Magsarili v. Alderwoods Group, Inc. et al, Caren Speizer v. Alderwoods Group, Inc. et al, and Frank Moroz v. Alderwoods Group, Inc. et al, have been consolidated into this case (“Funeral Consumer Case”). Two other cases, also transferred to the United States District Court for the Southern District of Texas, Pioneer Valley Casket Co. v. Alderwoods Group, Inc. et al (“Pioneer Valley”) and Ralph Fancher et al v. Alderwoods Group, Inc. et al (“Fancher”), were consolidated into the Funeral Consumer Case for purposes of discovery only. On June 13, 2006, the United States District Court for the Southern District of Texas granted Fancher’s Notice of Voluntary Dismissal, with permission to refile its case at another time. The only two remaining cases, therefore, are the Funeral Consumer Case and Pioneer Valley.

The Funeral Consumer Case is a purported class action on behalf of casket consumers throughout the United States. Pioneer Valley is a purported class action on behalf of independent casket distributors throughout the United States. Both class suits name as defendants the Company and three other public companies involved in the funeral or casket industry. The Funeral Consumer Case and Pioneer Valley allege that defendants violated federal and state antitrust laws by engaging in anticompetitive practices with respect to the sale and pricing of caskets. Both cases seek injunctions, unspecified amounts of monetary damages, and treble damages. Motions to Dismiss filed by Alderwoods and all other defendants are pending in the Funeral Consumer Case and Pioneer Valley. Plaintiffs in these cases have yet to provide any meaningful information regarding their alleged damages. As a result, Alderwoods cannot quantify its ultimate liability, if any, for the payment of damages. Alderwoods believes plaintiffs’ claims are without merit and intends to vigorously defend itself in these actions.

In addition to the funeral and casket antitrust lawsuits, Alderwoods has received a Civil Investigative Demand, dated August 4, 2005, from the Attorney General of Maryland on behalf of itself and other undisclosed state attorneys general, who have commenced an investigation of alleged anticompetitive practices in the funeral industry. Alderwoods has received similar Civil Investigative Demands from the Attorneys General of Florida and Connecticut.

Richard Sanchez et al v Alderwoods Group, Inc. et al was filed in February 2005 in the Superior Court of the State of California, for the County of Los Angeles, Central District; Case No.BC328962. Plaintiffs seek to certify a nationwide class on behalf of all consumers who purchased funeral goods and services from Alderwoods. Plaintiffs allege in essence that the Federal Trade Commission’s Funeral Rule requires Alderwoods to disclose its markups on all items obtained from third-parties in connection with funeral service contracts. Plaintiffs allege further that Alderwoods has failed to make such disclosures. Plaintiffs seek to recover an unspecified amount of monetary damages, attorney’s fees, costs and unspecified “injunctive and declaratory relief.” Alderwoods believes that plaintiffs’ claims are without merit and intends to vigorously defend itself in this action.

On July 7, 2005, the FTC issued a letter advisory opinion regarding the lawful construction of the term “cash advance item” as used in the FTC’s “Funeral Rule”. The FTC opined with regard to a similar lawsuit in Texas state court: “The Commission believes that the court is incorrect in ruling that all goods or services purchased from a third-party vendor are cash advance items. This interpretation sweeps far too broadly, potentially bringing within its scope every component good or service that comprises a funeral. This was not and is not the Commission’s intention in the “cash advance” provisions of the Rule. In Alderwoods’ opinion, the term “cash advance item” in the Rule applies only to those items that the funeral provider represents expressly to be “cash advance items” or represents by implication to be procured on behalf of a particular customer and provided to that customer at the same price the funeral provider paid for them.” The FTC sets forth its analysis in the remainder of the letter. The Company has learned that a number of plaintiffs to these actions along with the Funeral Consumers Alliance have filed a petition against the FTC in the District of Columbia Circuit Court asking the Court to overturn the FTC’s July 7, 2005 Advisory Opinion.

A motion for summary judgment against plaintiffs on behalf of a related defendant was heard on August 14, 2006. The Court took the matter under submission and its ruling on that motion is pending. The Court’s ruling will become the law of the case and should dictate whether identical actions against Alderwoods are dismissed.

Reyvis Garcia and Alicia Garcia v. Alderwoods Group, Inc., Osiris Holding of Florida, Inc, a Florida corporation, d/b/a Graceland Memorial Park South, f/k/a Paradise Memorial Gardens, Inc., was filed in December 2004, in the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida, Case No.: 04-25646 CA 32. Plaintiffs are the son and sister of the decedent, Eloisa Garcia, who was buried at Graceland Memorial Park South in March 1986, when the cemetery was owned by Paradise Memorial Gardens, Inc. Initially, the suit sought damages on the individual claims of the Plaintiffs relating to the burial of Eloisa Garcia. Plaintiffs claimed that due to poor record keeping, spacing issues and maps, and the fact that the family could not afford to purchase a marker for the grave, the burial location of the decedent could not be located. In July 2006, Plaintiffs amended their Complaint, seeking to certify a class of all persons buried at this cemetery whose burial sites cannot be located, claiming that this is due to poor record keeping, maps and surveys at the cemetery. The Plaintiffs are seeking unspecified monetary damages, as well as equitable and injunctive relief. Alderwoods believes that the Plaintiffs’ individual claims are without merit. No class has been certified in this matter and Alderwoods believes that there is no basis for a class action. Alderwoods intends to vigorously defend itself in this action.

The ultimate outcome of the litigation matters described above cannot be determined at this time. An adverse decision in one or more of such matters could have a material adverse effect on Alderwoods, its financial condition, results of operation and cash flows. However, Alderwoods intends to aggressively defend the lawsuits.

In addition, Alderwoods is party to other legal proceedings in the ordinary course of business, and believes it has made adequate provision for estimated potential liabilities. Alderwoods does not expect the outcome of these proceedings, individually or in the aggregate, to have a material adverse effect on its financial position, results of operations or liquidity.

C. FORWARD LOOKING INFORMATION

We make forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 in this current report on Form 8-K. These statements may be accompanied by words such as “will,” “believe,” “estimate,” “project,” “expect,” “anticipate” or “predict” that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by us or on our behalf. Important factors that could cause our actual results to differ materially from those in forward-looking statements include, among others, the following:

•	changes in general economic conditions, both domestically and internationally, impacting financial markets (e.g., marketable security values, as well as currency and interest rate fluctuations) that could negatively affect us, particularly, but not limited to, levels of trust fund income, interest expense, pension expense and negative currency translation effects;

•	the possibility that the acquisition will not be consummated;

•	our ability to successfully integrate Alderwoods or to otherwise realize the anticipated benefits of the acquisition;

•	the outcomes of pending lawsuits and proceedings against us and the possibility that insurance coverage is deemed not to apply to these matters or that an insurance carrier is unable to pay any covered amounts to us;

•	the amounts payable by us with respect to our outstanding legal matters exceeding our established reserves;

•	the outcome of a pending Internal Revenue Service audit. We maintain accruals for tax liabilities which relate to uncertain tax matters. If these tax matters are unfavorably resolved, we will be required to make any required payments to tax authorities. If these tax matters are favorably resolved, the accruals maintained by us will no longer be required and these amounts will primarily be reversed through the tax provision at the time of resolution;

•	our ability to continue to successfully implement our plan to realign pricing according to our strategy and to increase standardization of our processes;

•	our ability to manage changes in consumer demand and/or pricing for our products and services due to several factors, such as changes in numbers of deaths, cremation rates, competitive pressures and local economic conditions;

•	changes in domestic and international political and/or regulatory environments in which we operate, including potential changes in tax, accounting and trusting policies;

•	changes in credit relationships impacting the availability of credit and the general availability of credit in the marketplace;

•	our ability to successfully access surety and insurance markets at a reasonable cost;

•	our ability to successfully benefit from our substantial purchasing relationships with certain of our vendors; and

•	the effectiveness of our internal control over financial reporting.

We assume no obligation to publicly update or revise any forward-looking statements made in this current report on Form 8-K or elsewhere to reflect events or circumstances after the date of this current report on Form 8-K.
Item 9.01 Financial Statements and Exhibits.
Exhibits.

Exhibit No.	Description
99.1	Press release dated September 19, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 19, 2006	SERVICE CORPORATION INTERNATIONAL
	By:	/s/ Eric D. Tanzberger
		Name:	Eric D. Tanzberger
		Title:	Senior Vice President and Chief Financial Officer